SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)
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GROUP 1 AUTOMOTIVE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 9, 2009
Dear Fellow Stockholder:
     You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Group 1 Automotive, Inc. to be held at 10:00 a.m., central time, on Thursday, May 21, 2009, at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, TX 77056.
     The matters to be acted on at the meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Additionally, we will report on the business and financial performance of Group 1.
     It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to submit a proxy containing your voting instructions, as soon as possible, by telephone or through the Internet, or by requesting a proxy card to complete, sign and return by mail, each in the manner described in the accompanying Proxy Statement.
     Our Board of Directors recommends that stockholders vote FOR each of the matters described in the proxy statement to be presented at the meeting.
     We hope you will be able to join us at our Annual Meeting in Houston on May 21st.
Sincerely,
John L. Adams
Chairman of the Board

Houston, TX 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 21, 2009
     To the Stockholders of Group 1 Automotive, Inc.:
     The Annual Meeting of Stockholders of Group 1 Automotive, Inc. will be held on Thursday, May 21, 2009, at 10:00 a.m., central time, at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, TX 77056. At the meeting, we will consider and vote upon the following matters:
(1)	The election of two directors to serve until the 2012 Annual Meeting of Stockholders;

(2)	The approval of an amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan to increase the number of shares available for issuance under the plan from 2,500,000 to 3,500,000;

(3)	The ratification of the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm of Group 1 for the year ending December 31, 2009; and

(4)	The consideration of any other business that is properly presented at the meeting or any adjournments or postponements of the meeting.
     If you were a stockholder at the close of business on March 23, 2009, the record date for the meeting, you are entitled to vote at the meeting. A list of stockholders will be available and may be inspected during normal business hours for a period of at least 10 days prior to the annual meeting at the offices of Group 1, 800 Gessner, Suite 500, Houston, Texas 77024. The list of stockholders will also be available for your review at the annual meeting. In the event there are not sufficient votes for a quorum or to approve the forgoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.
     In accordance with new rules approved by the Securities and Exchange Commission, beginning on or about April 9, 2009, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online and made our proxy materials available to our stockholders over the Internet.
     Your vote is important. We urge you to review the accompanying materials carefully and to vote by telephone or Internet as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail.
By Order of the Board of Directors,
Darryl M. Burman
Vice President, General Counsel & Corporate Secretary
Houston, Texas
April 9, 2009

i

800 Gessner, Suite 500
Houston, TX 77024

PROXY STATEMENT

     This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Group 1 Automotive, Inc. for use at our 2009 Annual Meeting of Stockholders.
2009 ANNUAL MEETING DATE AND LOCATION
     The annual meeting will be held at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, TX 77056, on Thursday, May 21, 2009, at 10:00 a.m., central time, or at such other time and place to which the meeting may be adjourned. References in this proxy statement to the annual meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.
DELIVERY OF PROXY MATERIALS
     On or about April 9, 2009, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online. We made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board of Directors for the annual meeting.
     Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
ABOUT THE ANNUAL MEETING
What is the purpose of the meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of two directors, the approval of an amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan, the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and consideration of any other matters properly presented at the meeting. In addition, senior management will report on our business and financial performance during fiscal 2008 and respond to your questions.
Who is entitled to vote at the meeting?
     Only our stockholders as of 5:00 p.m., central time, on March 23, 2009, the record date, are entitled to receive notice of the annual meeting and to vote at the meeting. On March 23, 2009, there were 24,040,599 shares of Group 1 common stock issued and outstanding and entitled to vote at the meeting.

How many votes can I cast?
     You are entitled to one vote for each share of Group 1 common stock you owned at 5:00 p.m., central time, on March 23, 2009, on all matters presented at the meeting.
What is the difference between a stockholder of record and a “street name” holder?
     Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.
•	Stockholder of Record. If your shares are registered directly in your name with BNY Mellon Shareowner Services, our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the annual meeting.

•	Street Name Stockholder. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares.
How do I vote my shares?
     Stockholders of Record: Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:
•	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 20, 2009.

•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

•	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 20, 2009.

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
     Street Name Stockholders: Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:
•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.

•	By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.

•	In Person with a Proxy from the Record Holder. You may vote in person at the annual meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.
Can I revoke my proxy?
     Yes. If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:
•	submitting written notice of revocation to Darryl M. Burman, Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024 no later than May 20, 2009;

•	submitting another proxy with new voting instructions by telephone or the Internet voting system; or

•	attending the meeting and voting your shares in person.
     If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
What is the effect of broker non-votes and abstentions and what vote is required to approve each proposal?
     If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange. For Items 1 (Election of Directors) and 3 (Ratification of the Appointment of Ernst & Young LLP) to be voted on at the annual meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.
     There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Item 2 (Amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan) to be voted on at the annual meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.
     Abstentions occur when stockholders are present at the annual meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.
•	Item 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of our common stock, present in person or represented by proxy at the meeting and entitled to vote on the proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director.

•	Item 2 (Amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan): A majority of the votes represented at the annual meeting must be cast “FOR” the amendment to the Purchase Plan in order for the amendment to be approved at the annual meeting. An abstention has the same effect as voting “AGAINST” the proposal and broker non-votes are not counted for purposes of determining whether a majority has been achieved.

•	Item 3 (Ratification of the Appointment of Ernst & Young LLP): Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative vote of the holders of a majority of the votes of our common stock cast at the annual meeting with respect to the proposal. Abstentions and broker non-votes will not have an impact on the outcome of the vote or the proposal.

     Our Board of Directors has appointed Earl J. Hesterberg, our President and Chief Executive Officer, and John C. Rickel, our Senior Vice President and Chief Financial Officer, as the management proxy holders for the annual meeting. If you are a stockholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as our Board of Directors recommends, unless a stockholder appropriately specifies otherwise.
     Our Board of Directors recommends a vote:
•	FOR each of the nominees for director set forth on page 15;

•	FOR the Amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.
What is a quorum?
     A quorum is the presence at the annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the annual meeting to be held. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is reached. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at the annual meeting.
Who will bear the cost of soliciting votes for the annual meeting?
     We have engaged Mellon Investor Services, LLC to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for reasonable out-of-pocket expenses. We will bear all expenses of soliciting proxies. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Group 1 may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged Broadridge Financial Solutions to tabulate the votes and to serve as inspector of election at the annual meeting for a fee of approximately $3,500.
May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
     You may submit proposals for consideration at future stockholder meetings, including director nominations. Please read “Stockholder Proposals for 2010 Annual Meeting” for information regarding the submission of stockholder proposals and director nominations for consideration at next year’s annual meeting.
CORPORATE GOVERNANCE
     We are committed to good corporate governance. Our Board of Directors has adopted several governance documents to guide the operation and direction of our Board of Directors and its committees, which include our Corporate Governance Guidelines, Code of Ethics, Code of Conduct and charters for the Audit Committee, Compensation Committee, Nominating/Governance Committee and Finance/Risk Management Committee. Each of these documents is available on our website at www.group1auto.com and stockholders may obtain a printed copy, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
Corporate Governance Guidelines
     Our Board of Directors has adopted Corporate Governance Guidelines. Among other matters, the Guidelines include the following:

     Director Qualification Standards
•	The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board of Directors. This assessment includes members’ qualification as independent, as well as consideration of diversity, age, skill and experience in the context of the needs of our Board of Directors.

•	The number of directors that constitutes our Board of Directors will be between three and nine. Our Board of Directors believes that a smaller board generally functions more effectively than a large board as smaller boards generally promote greater participation by each board member, more effective and efficient decision making and greater individual accountability. Our board currently has seven members.

•	No director may serve on more than four other public company boards.
     Director Responsibilities
•	The basic responsibility of each director is to exercise his or her business judgment to act in what he or she reasonably believes to be in our best interest and the best interest of our stockholders.

•	Directors are expected to attend meetings of our Board of Directors and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to discharge their responsibilities properly.

•	Directors are encouraged to attend the annual meeting of stockholders.
     Director Access to Management and Independent Advisors
•	Our Board of Directors and each committee of the Board has the power to hire independent legal, financial or other advisors as they may deem necessary.

•	Our Board of Directors has full and free access to our officers and employees and welcomes regular attendance by our senior officers at each meeting of our Board of Directors.
     Chief Executive Officer Evaluation and Management Succession
•	The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and sets the compensation of the Chief Executive Officer based on this evaluation.

•	The Nominating/Governance Committee meets annually on succession planning.
     Annual Performance Evaluation, Director Orientation and Continuing Education
•	Our Board of Directors conducts an annual self-evaluation of itself and its committees.

•	All new directors must participate in an orientation program.

•	Our Board of Directors periodically allocates meeting time to receive information and updates on corporate governance issues, director best practices and legal and regulatory changes.
Code of Ethics for Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers
     Our Board of Directors has adopted a Code of Ethics for our Chief Executive Officer, our Chief Financial Officer, our Controller and all other financial and accounting officers. Any change to, or waiver from, the Code of Ethics will be disclosed on our website within five business days after such change or waiver. Among other matters, the Code of Ethics requires each of these officers to:
•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest in personal and professional relations;

•	avoid conflicts of interest and disclose any material transactions or relationships that reasonably could be expected to give rise to a conflict of interest;

•	work to ensure that we fully, fairly and accurately disclose information in a timely and understandable manner in all reports and documents that we file with the Securities and Exchange Commission (“SEC”) and in other public communications made by us;

•	comply with applicable governmental laws, rules and regulations; and

•	report any violations of the Code of Ethics to the Chief Executive Officer and the Chairman of the Audit Committee.
Code of Conduct
     Our Board of Directors has adopted a Code of Conduct, which sets forth the standards of behavior expected of each of our employees, directors and agents. Among other matters, this Code of Conduct is designed to deter wrongdoing and to promote:
•	honest and ethical dealing with each other, with our clients and vendors, and with all other third parties;

•	respect for the rights of fellow employees and all third parties;

•	equal opportunity, regardless of age, race, sex, sexual orientation, color, creed, religion, national origin, marital status, veteran status, handicap or disability;

•	fair dealing with employees and all other third parties with whom we conduct business;

•	avoidance of conflicts of interest;

•	compliance with all applicable laws and regulations;

•	the safeguarding of our assets; and

•	the reporting of any violations of the Code of Conduct to the appropriate officers.
INFORMATION ABOUT OUR BOARD OF DIRECTORS AND COMMITTEES
     Our Board of Directors held seven meetings and took one action by unanimous written consent during 2008. During 2008, our directors attended an average of 95% of the meetings of our Board of Directors and of the committees on which they served. Under our Corporate Governance Guidelines, our directors are encouraged to attend the annual meeting of our stockholders. All of our directors attended our 2008 Annual Meeting of Stockholders.
     Our Board of Directors and each of its committees annually conduct a self-evaluation to assess, and identify opportunities to improve, its performance. The Nominating/Governance Committee leads our Board of Directors in its annual self-evaluation.

Independence of the Members of our Board of Directors
     Our Board of Directors has affirmatively determined that no member of our Board of Directors, other than Mr. Hesterberg (our President and Chief Executive Officer), has a material relationship with Group 1 and therefore, is “independent” as defined under the New York Stock Exchange’s listing standards.
     We have in the past, and may, in the future, make donations to various charitable organizations. From time to time, some of our directors, officers and employees have been, and in the future may be, affiliated with such charities. Our Board of Directors has determined that any such affiliations did not impact the independence of our directors.
Executive Sessions of our Board of Directors
     The independent directors meet in executive session at each regularly scheduled meeting of our Board of Directors. In addition, the non-management directors meet in executive session at least annually, but typically at each regularly scheduled meeting of our Board of Directors. Mr. Adams, our non-executive Chairman of the Board, presides over these meetings and is responsible for preparing an agenda for the meetings of the independent directors and the non-management directors in executive session.
Committees of our Board of Directors
     Our Board of Directors has established four standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Nominating/Governance Committee and the Finance/Risk Management Committee. The following chart reflects the current membership of each committee:

			Nominating/	Finance/
	Audit	Compensation	Governance	Risk Management
Name	Committee	Committee	Committee	Committee
John L. Adams	*	*	*	*
Earl J. Hesterberg				*
Louis E. Lataif	*	*	* *
Stephen D. Quinn	*		*	* *
Beryl Raff		*	*
J. Terry Strange	* *	*		*
Max P. Watson, Jr.		* *	*	*

*	Member

**	Chairman
     Each of the committee charters is available on our website at www.group1auto.com and stockholders may obtain printed copies, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
Audit Committee
     Our Audit Committee functions in an oversight role and has the following purposes pursuant to its charter:
•	oversee the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;

•	oversee our compliance with legal and regulatory requirements;

•	oversee the qualifications, performance and independence of our independent registered public accounting firm;

•	oversee the performance of our internal audit function;

•	oversee our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and Board of Directors have established;

•	provide an open avenue of communication among our independent registered public accounting firm, financial and senior management, the internal auditing department, and our Board of Directors, always emphasizing that the independent registered public accounting firm is accountable to the Audit Committee; and

•	perform such other functions as our Board of Directors may assign to the Audit Committee from time to time.
     In connection with these purposes, the Audit Committee annually selects, engages and evaluates the performance and on-going qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements, and confirms the independence of our independent registered public accounting firm. The Audit Committee also meets with our management and independent registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and our significant policies. While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate, or to determine that such statements are in accordance with accounting principles generally accepted in the United States and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.
     During 2008, the Audit Committee met nine times and consisted of Mr. Strange (Chairman), Mr. Adams, Mr. Lataif and Mr. Quinn. Mr. Strange also serves on the Audit Committees of New Jersey Resources Corporation, Newfield Exploration Company, BearingPoint, Inc. and SLM Corporation. Our Board of Directors has determined that Mr. Strange’s simultaneous service on these other Audit Committees and our Audit Committee will not impair his ability to serve effectively on our Audit Committee.
     All members of the Audit Committee are independent as that term is defined in the New York Stock Exchange’s listing standards and by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Strange has the necessary accounting and financial expertise to serve as Chairman. Our Board of Directors has also determined that Mr. Strange is an “audit committee financial expert” following a determination that Mr. Strange met the criteria for such designation under the SEC’s rules and regulations.
     The Report of the Audit Committee is set forth on page 53 of this proxy statement.
Compensation Committee
     Pursuant to its charter, the purposes of our Compensation Committee are to:
•	review, evaluate, and approve our agreements, plans, policies, and programs to compensate our corporate officers;

•	review and discuss with our management the Compensation Discussion and Analysis to be included in our proxy statement for the annual meeting of stockholders and to determine whether to recommend to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board of Directors’ responsibility relating to compensation of our corporate officers; and

•	perform such other functions as our Board of Directors may assign to the Compensation Committee from time to time.
     In connection with these purposes, our Board of Directors has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our corporate officers. The Compensation Committee reviews and approves the compensation of our corporate officers and makes appropriate adjustments based on company performance, achievement of predetermined goals and changes in an officer’s duties and responsibilities. The Compensation Committee also approves all employment agreements related to the executive team and approves recommendations regarding equity awards for all employees. Together with management, and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and makes a final determination, with the exception of compensation matters relating to our Chief Executive Officer. In the case of our Chief Executive Officer, the Compensation Committee reviews and discusses the particular compensation matter (together with our management and any counsel or other advisors deemed appropriate) and formulates a recommendation. The Compensation Committee’s Chairman then generally reports the Compensation Committee’s recommendation for approval by the full Board of Directors or, in certain cases, by the independent directors.
     In general, executive compensation matters are presented to the Compensation Committee or raised with the Compensation Committee in one of the following ways: (1) at the request of the Compensation Committee Chairman or another Compensation Committee member or member of our Board of Directors, (2) in accordance with the Compensation Committee’s agenda, which is reviewed by the Compensation Committee members and other directors on an annual basis, (3) by our Chief Executive Officer or Vice President of Human Resources or (4) by the Compensation Committee’s outside compensation consultant.
     The Compensation Committee works with the management team, our Chief Executive Officer and our Vice President of Human Resources to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:
•	preparing materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	establishing our business goals; and

•	recommending the compensation arrangements and components for our employees.
     Our Chief Executive Officer is instrumental to this process. Specifically, the Chief Executive Officer assists the Compensation Committee by:
•	evaluating corporate officer performance;

•	providing background information regarding our business goals; and

•	recommending compensation arrangements and components for our corporate officers (other than himself).

In addition, our Vice President of Human Resources is involved in the executive compensation process by:

•	providing the necessary compensation information to, and acting as our liaison with, our compensation consultant;

•	updating and modifying compensation plan policies, guidelines and materials, as needed; and

•	providing recommendations to the Compensation Committee and our Chief Executive Officer regarding compensation structure, awards and plan design changes.

     Under its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our corporate officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms.
     In 2008, the Compensation Committee used Equilar Incorporated’s ExecutiveInsight research database, a resource for benchmarking executive compensation. The database draws data from proxy statements and reports filed with the SEC. As part of the process, the Compensation Committee reviewed the mix of the compensation elements, including base salary, bonuses and long-term incentives, for executive officers, against comparable companies in the Company’s peer group, recognizing that not every peer group company reports information for executive positions that are similar to ours. We also developed an analysis for the Nominating/Governance Committee of non-employee director compensation using Equilar Incorporated’s BoardInsight, a resource for benchmarking director compensation.
     Following our development of the compensation analysis, we engaged Pearl Meyer & Partners, a compensation consultant, to review and comment on the results of our analysis prior to review by the Compensation Committee. Specifically, the Compensation Committee requested that Pearl Meyer & Partners provide information, insights and advice regarding our compensation philosophy, objectives and strategy, selection of peer companies for competitive analyses, methodology for valuing long-term incentives and total direct compensation. In addition, Pearl Meyer & Partners reviewed briefing materials prepared by management and advised the Compensation Committee on the matters included in the materials, including the consistency of proposals with the Compensation Committee’s compensation philosophy and comparisons to programs at other companies.
     The Compensation Committee recognizes that it is not necessary to evaluate competitive benchmark standards in such a rigorous manner every year since it believes competitive standards take more than one year to change significantly. Accordingly, in the future, the Compensation Committee may engage Pearl Meyer & Partners’ to develop an annual compensation analysis, or to review and comment upon the compensation analysis developed by management using Equilar.
     To the extent permitted by applicable law, the Compensation Committee may delegate some or all of its authority to subcommittees as it deems appropriate.
     All members of the Compensation Committee are independent as that term is defined in the New York Stock Exchange’s listing standards. The Compensation Committee, consisting of Mr. Watson (Chairman), Mr. Adams, Mr. Lataif, Ms. Raff and Mr. Strange, held seven meetings and took two actions by unanimous written consent during 2008.
     The Report of the Compensation Committee is set forth on page 50 of this proxy statement.
Nominating/Governance Committee
     Pursuant to its charter, the purposes of our Nominating/Governance Committee are to:
•	assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors and recommend director nominees to our Board of Directors for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	recommend director nominees to our Board of Directors for each of its committees;

•	advise our Board of Directors about the appropriate composition of our Board of Directors and its committees;

•	advise our Board of Directors about and recommend to our Board of Directors appropriate corporate governance practices and assist our Board of Directors in implementing those practices;

•	lead our Board of Directors in its annual review of the performance of our Board of Directors and its committees;

•	direct all matters relating to the succession of our Chief Executive Officer;

•	review and make recommendations to our Board of Directors with respect to the form and amount of director compensation; and

•	perform such other functions as our Board of Directors may assign to the Nominating/Governance Committee from time to time.
     In connection with these purposes, the Nominating/Governance Committee actively seeks individuals qualified to become members of our Board of Directors, seeks to implement the independence standards required by law, applicable listing standards, our Restated Certificate of Incorporation, our Amended and Restated Bylaws and our Corporate Governance Guidelines, and identifies the qualities and characteristics necessary for an effective Chief Executive Officer.
     The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board of Directors. In considering candidates for our Board of Directors, the Nominating/Governance Committee will consider the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating/Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board of Directors may vary in light of its composition and the Nominating/Governance Committee’s perceptions about future issues and needs. However, while the Nominating/Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating/Governance Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board of Directors, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise, and have high moral character.
     The Nominating/Governance Committee may consider candidates for our Board of Directors from any reasonable source, including from a search firm engaged by the Nominating/Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating/Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating/Governance Committee may consider previous experience as a member of our Board of Directors. Any invitation to join our Board of Directors must be extended by our Board of Directors as a whole, by the Chairman of the Nominating/Governance Committee and by the Chairman of the Board.
     Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating/Governance Committee by sending a written request to our Corporate Secretary at our principal executive offices, 800 Gessner, Suite 500, Houston, Texas 77024 at least 70 days but not more than 90 days prior to the anniversary date of the preceding year’s annual meeting. For additional information, see “Stockholder Proposals for 2010 Annual Meeting.”
     The stockholder recommendation procedures described above do not preclude a stockholder of record from making nominations of directors or making proposals at any annual stockholder meeting; provided that they comply with the requirements described in the section entitled “Stockholder Proposals for 2010 Annual Meeting.”
     In addition, our Board of Directors has entrusted the Nominating/Governance Committee with the responsibility for establishing, implementing and monitoring the compensation for our directors. The Nominating/Governance Committee establishes, reviews and approves the compensation of our directors and makes appropriate adjustments based on company performance, duties and responsibilities and competitive environment. The Nominating/Governance Committee’s primary objectives in establishing and implementing director compensation are to:
•	ensure the ability to attract, motivate and retain the talent necessary to provide qualified Board leadership; and

•	use the appropriate mix of long-term and short-term compensation to ensure high Board/committee performance.
     In 2008, the Nominating/Governance Committee reviewed the compensation of our Board of Directors and determined that no changes would be made to the cash component for 2009, but, determined that the equity portion of the annual retainer was not in line with the equity retainer paid to the directors of the Company’s peer group and recommended an increase in equity from $70,000 to $95,000. In January 2009, as a result of the downturn in the economic climate, management advised the Board that Group 1 was implementing significant cost-cutting measures on a company-wide basis, including reductions in its worldwide work force. Management also advised the Board that Group 1’s executive team was voluntarily taking a 10% reduction in their cash compensation, such reductions to become effective February 1, 2009. At that time, the Board of Directors unanimously voted to reduce the cash component of its compensation by 10%, effective February 1, 2009.
     All members of the Nominating/Governance Committee are independent as defined under the New York Stock Exchange’s listing standards. The Nominating/Governance Committee, consisting of Mr. Lataif (Chairman), Mr. Adams, Mr. Quinn, Ms. Raff and Mr. Watson, held four meetings during fiscal year 2008.
Finance/Risk Management Committee
     Pursuant to its charter, the purposes of our Finance/Risk Management Committee are to:
•	review, oversee and report to our Board of Directors regarding our financial status and capital structure, debt and equity financings, cash management and other banking activities, compliance with covenants of material debt instruments, investor/stockholder relations, relationships with various financial constituents, securities repurchase activities and dividend policy, and authorize transactions within limits prescribed by our Board of Directors;

•	review and assess risk exposure and insurance related to our operations and authorize transactions within limits prescribed by our Board of Directors; and

•	review capital expenditures and other capital spending plans, including significant acquisitions and dispositions of business or assets, and authorize transactions within limits prescribed by our Board of Directors.
     In connection with these purposes, the Finance/Risk Management Committee reviews periodically our financial status and capital structure and can authorize finance-related activities within limits prescribed by our Board of Directors. The Finance/Risk Management Committee also consults with management on matters that could have a significant financial impact on us and reviews our financial policies and procedures, its compliance with material debt instruments and its significant banking relationships. In addition, the Finance/Risk Management Committee reviews and assesses periodically our risk exposure and plans and strategies for insurance programs, and authorizes risk management-related activities within limits prescribed by our Board of Directors. The Finance/Risk Management Committee also provides direction for the assessment of future capital spending and acquisition opportunities and reviews capital expenditure plans, including significant acquisitions and dispositions of businesses and assets and other specific capital projects.
     The Finance/Risk Management Committee, consisting of Mr. Quinn (Chairman), Mr. Adams, Mr. Hesterberg, Mr. Strange and Mr. Watson, held four meetings during fiscal year 2008.
Stock Ownership Guidelines
     In November 2004, our Board of Directors approved certain stock ownership guidelines for our non-employee directors. Under these guidelines, each director is required to maintain ownership of a minimum of 3,000 shares of our common stock. The minimum ownership is required to be achieved within three years of election to our Board of Directors. Restricted stock or phantom stock units granted to our directors as part of their annual retainer will count toward such minimum ownership requirement without regard to the vesting or other liquidity provisions related thereto.
Communications with Directors
     Our Board of Directors welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board of Directors, to any committee of our Board of Directors, to the non-executive Chairman of the Board (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, to:
c/o Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, Texas 77024

     Any correspondence addressed to our Board of Directors, to any committee of our Board of Directors, to the non-executive Chairman of the Board, or to any one of the directors in care of our offices is required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     John L. Adams, Louis E. Lataif, Beryl Raff, J. Terry Strange and Max P. Watson, Jr. served on the Compensation Committee in fiscal year 2008. None of the directors who served on the Compensation Committee in fiscal year 2008 has ever served as one of our officers or employees. During fiscal year 2008, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.
TRANSACTIONS WITH RELATED PERSONS
Transactions
     We currently have no transactions with related persons.
Policies and Procedures
     We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our General Counsel’s office is primarily responsible for the development and implementation of procedures and controls to obtain information from the directors and executive officers with respect to related person transactions and for subsequently determining, based on the facts and circumstances disclosed to them, whether we or a related person has a direct or indirect material interest in the transaction. As required under the SEC’s rules, transactions that are determined to be directly or indirectly material to us or a related person are filed with the SEC when required, and disclosed in our proxy statement.
     Our Code of Conduct prohibits all conflicts of interest. Under the Code of Conduct, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of our company. Our prohibition on conflicts of interest under the Code of Conduct includes related person transactions.
     We have multiple processes for reporting conflicts of interests, including related person transactions. Under the Code of Conduct, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors and all related person transactions involving our regional or market executives must be communicated in writing as part of their quarterly representation letter. This information is then reviewed by our Audit Committee, our Board of Directors or our independent registered public accounting firm, as deemed necessary, and discussed with management. As part of this review, the following factors are generally considered:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company;

•	whether the transaction might affect the status of a director as independent under the independence standards of the New York Stock Exchange; and

•	any other matters deemed appropriate with respect to the particular transaction.
     Ultimately, all such transactions must be approved or ratified by our Board of Directors. Any member of our Board of Directors who is a related person with respect to a transaction is recused from the review of the transaction.
     In addition, our legal staff annually distributes a questionnaire to our executive officers and members of our Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct. At the completion of the annual audit, our Audit Committee and the independent registered public accounting firm review with management, insider and related person transactions and potential conflicts of interest. In addition, our internal audit function has processes in place, under its written procedure policies, to identify related person transactions and potential conflicts of interest and report them to senior management and the Audit Committee.
     We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, our Corporate Governance Guidelines require that our Board of Directors assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information about our Board of Directors and Committees — Independence of the Members of our Board of Directors.”

ITEMS TO BE VOTED ON BY STOCKHOLDERS
ITEM 1 — ELECTION OF DIRECTORS
     Our Restated Certificate of Incorporation provides for a classified Board of Directors. The directors are divided into three classes, with each class serving for a period of three years. As a result, the stockholders elect approximately one-third of the members of our Board of Directors annually. Based on recommendations from the Nominating/Governance Committee, our Board of Directors has nominated Earl J. Hesterberg and Beryl Raff for re-election as Class I directors to serve until the 2012 Annual Meeting and until their successors have been elected and qualified, or until their earlier resignation or removal. Each nominee is currently a director. Mr. Hesterberg was previously elected to our Board of Directors by the stockholders in 2006. Ms. Raff was appointed by the Board of Directors in 2007 to fill the vacancy created by the resignation of Robert E. Howard II. Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. The term for our Class II directors expires in 2010, and the term for our Class III directors expires in 2011.
     Stockholders may not cumulate their votes in the election of our directors. We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board of Directors, or the Board of Directors may reduce its size.
     The following table sets forth certain information, as of the date of this proxy statement, regarding our director nominees and other directors.

		Director
	Position and Offices with Group 1	Since	Age
Class I Director Nominees
Earl J. Hesterberg	Director, President and Chief Executive Officer	2005	55
Beryl Raff	Director	2007	58

Class II Directors
John L. Adams	Director, Chairman of the Board	1999	64
J. Terry Strange	Director	2003	65
Max P. Watson, Jr.	Director	2001	63

Class III Directors
Louis E. Lataif	Director	2002	70
Stephen D. Quinn	Director	2002	53
BOARD OF DIRECTORS
Nominees for Election to Term Expiring 2012 (Class I Directors)

Earl J. Hesterberg	Mr. Hesterberg has served as our President and Chief Executive Officer and as a director since April 2005. Prior to joining us, Mr. Hesterberg had served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts, since October 2004. From July 1999 to September 2004, he served as Vice President, Marketing, Sales and Service for Ford of Europe. Mr. Hesterberg has also served as President and Chief Executive Officer of Gulf States Toyota, an independent national distributor of new Toyota vehicles, parts and accessories. He has also held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in U.S.A. and Nissan Europe, both of which are wholly-owned by Nissan Motor Co., Ltd., a global provider of automotive products and services. Mr. Hesterberg also serves on the Board of Directors of the Greater Houston Partnership, a local non-profit organization dedicated to building regional economic prosperity.

Beryl Raff	Ms. Raff has served as one of our directors since June 2007. In April 2009, Ms. Raff was elected Chairman and Chief Executive Officer of Helzberg Diamond Shops, Inc., a retail and online jewelry retailer with nearly 270 stores nationwide, and an indirect wholly owned subsidiary of Berkshire Hathaway Inc. Ms. Raff served as Executive Vice President-general merchandising manager from 2005 through 2009 and as Senior Vice President from 2001 through 2005, for the fine jewelry division of J.C. Penney Company, Inc., a holding company for J.C. Penney Corporation, Inc., a leading retailer of apparel and home furnishings. Ms. Raff serves on the Board of Directors, the Corporate Governance Committee and as the Chairman of the Compensation Committee of Jo-Ann Stores, Inc., a leading national specialty retailer of crafting, decorating, and sewing products, and on the Advisory Board of Jewelers Circular Keystone, a leading trade publication and industry authority. Ms. Raff also serves on the Board of Directors of Dallas Summer Musicals, a not-for-profit theater company.

Class II Directors

John L. Adams	Mr. Adams has served as non-executive Chairman of the Board since April 2005 and as one of our directors since November 1999. Mr. Adams served as Executive Vice President of Trinity Industries, Inc., one of North America’s largest manufacturers of transportation, construction and industrial products, from January 1999 through June 2005. He served as Vice Chairman of Trinity Industries from July 2005 through March 2007. Before joining Trinity Industries, Mr. Adams spent 25 years in various positions with Texas Commerce Bank N.A. and its successor, Chase Bank of Texas, National Association. From 1997 to 1998, Mr. Adams was Chairman, President and Chief Executive Officer of Chase Bank of Texas. Mr. Adams serves on the Board of Directors of Trinity Industries, Inc. and the Board and Audit Committee of Dr Pepper Snapple Group, Inc., a refreshment beverage business. Mr. Adams also serves on the Board of Directors of the Children’s Medical Center of Dallas, as a Southwest Region Trustee for the Boys & Girls Clubs of America and on the University of Texas Chancellor’s Council and Business School Advisory Board.

J. Terry Strange	Mr. Strange has served as one of our directors since October 2003. In 2002, Mr. Strange retired from KPMG, LLP, an independent accounting firm, where he served from 1996 to 2002 as Vice Chairman, Managing Partner of U.S. Audit Practice and head of KPMG’s internal risk management program. From 1998 to 2002, Mr. Strange served as Global Managing Partner of Audit Business and a member of KPMG’s International Executive Committee. During his 34-year career at KPMG, his work included interaction with the Financial Accounting Standards Board and the SEC, testifying before both bodies on issues impacting the auditing profession and SEC registrants. Mr. Strange serves on the Boards of Directors and the Audit Committees of New Jersey Resources Corporation, a retail and wholesale energy service provider, Newfield Exploration Company, an oil and gas exploration and production company, BearingPoint, Inc., a business consulting, systems integration and managed services firm, and SLM Corporation (Sallie Mae), a leading provider of student loans and an administrator of college savings plans.

Max P. Watson	Mr. Watson has served as one of our directors since May 2001. Mr. Watson served as President and Chief Executive Officer of BMC Software, Inc., a leading provider of enterprise management solutions, from April 1990 to January 2001. He served as Chairman of the Board of Directors of BMC from January 1992 to April 2001. Mr. Watson serves on the Board of Trustees of Texas Children’s Hospital. Mr. Watson served as Chairman of the Board of Trustees of Texas Children’s Hospital from January 2007 through December 2008.

Class III Directors

Louis E. Lataif	Mr. Lataif has served as one of our directors since August 2002. He has served as Dean of the School of Management at Boston University since 1991 following a distinguished 27-year career with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts. While at Ford, he was named General Manager of Ford Division and elected a corporate Vice President, then Ford’s youngest officer, and served as President, Ford of Europe from l988 to l991. Mr. Lataif serves on the Boards of Directors of Magna International Inc., a global automotive supplier, and Abiomed, Inc., a manufacturer and marketer of heart assist and replacement systems. He is a member of the Board of Directors of Interaudi Bank, an FDIC insured bank providing personal, commercial and asset management banking services to both U.S. and foreign clients. Mr. Lataif is also a member of the Board of Trustees of the Iacocca Foundation, a non-profit organization to fund diabetes research and a member of the advisory board of Cannon Design, an international architectural, engineering and interior design firm.

Stephen D. Quinn	Mr. Quinn has served as one of our directors since May 2002. Mr. Quinn joined Goldman, Sachs & Co., a full-service global investment banking and securities firm, in August 1981 where he specialized in corporate finance. From 1990 until his retirement in 2001, Mr. Quinn served as a General Partner and Managing Director of Goldman, Sachs & Co. Mr. Quinn also serves on the Board of Directors, the Audit Committee and the Credit Committee of Zions Bancorporation.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
ITEM 2 — AMENDMENT TO GROUP 1 AUTOMOTIVE, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN
     Our Board of Directors and our stockholders adopted the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan (the “Purchase Plan”) on September 23, 1997. The purpose of the Purchase Plan is to provide an incentive for our employees to acquire a proprietary interest in our company through the purchase of shares of our common stock. Amendments to the Purchase Plan increasing the number of shares issuable under the Purchase Plan were approved by our Board of Directors and stockholders in 1998, 2000, 2003 and 2006. As a result, an aggregate of 2,500,000 shares may be issued under the Purchase Plan.
     On November 5, 2008, our Board of Directors adopted an amendment to the Purchase Plan to increase the number of shares of common stock available for issuance under the plan from 2,500,000 to 3,500,000 shares.
     The amendment to the Purchase Plan is contingent upon receiving the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Under applicable rules of the New York Stock Exchange, the amendment to the Purchase Plan is exempt from the requirement that the total number of shares of common stock cast with respect to the proposal must represent over 50% of our common stock entitled to vote on the proposal in order for the proposal to be approved. Under Delaware law, abstentions will be counted as votes cast against the proposal. However, broker non-votes will not be counted as shares entitled to vote, and thus will not be considered for purposes of determining whether a majority has been achieved. Our Board of Directors recommends voting “FOR” approval of the amendment to the Purchase Plan. The amendment is attached to this proxy statement as Appendix A.

Summary of Purchase Plan
     Shares Available under the Purchase Plan; Adjustments. The total number of shares of common stock that may currently be issued under the Purchase Plan may not, in the aggregate, exceed 2,500,000 shares, which may be unissued or reacquired shares, including shares bought on the market or otherwise for purposes of the Purchase Plan. As of December 31, 2008, 2,233,520 shares had been issued under the Purchase Plan. The number of shares issuable under the Purchase Plan is subject to adjustment in the event of a change in our common stock by reason of a stock dividend or by reason of a subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change. Upon any such event, the maximum number of shares that may be subject to any option, and the number and option price of shares subject to options outstanding under the Purchase Plan will also be adjusted accordingly.
     Eligibility. Each of our employees or the employees of any of our present or future parent or subsidiaries (including our executive officers) that has been or will be designated as a “Participating Company” by the administrative committee of the Purchase Plan (the “Administrative Committee”) as of a date of grant are eligible to participate in the Purchase Plan. However, no option may be granted to an employee if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of all classes of our stock. At December 31, 2008, approximately 788 employees were actively participating in the Purchase Plan.
     Participation. An eligible employee may elect to participate in the Purchase Plan for any calendar quarter during the period from January 1, 1998 to March 6, 2016, on the first day of each successive April, July, October and January (each of which dates is referred to as a “date of grant”). Except as otherwise provided in the Purchase Plan, the term of each option granted under the Purchase Plan will be for three months (each of such three-month periods is referred to as an “option period”), which will begin on a date of grant and end on the last day of each option period (referred to as a “date of exercise”). Subject to certain limitations of the Internal Revenue Code of 1986, as amended, (the “Code”), the number of shares subject to an option for a participant will equal the quotient of (a) the aggregate payroll deductions withheld on behalf of such participant during the option period, divided by (b) the option price of our common stock applicable to the option period, including fractions. However, the maximum number of shares that may be subject to any option may not exceed 3,000 (subject to adjustment).
     An eligible employee may participate in the Purchase Plan only by means of payroll deduction. Each eligible employee who elects to participate in the Purchase Plan must deliver to our company, within the time period prescribed by the Administrative Committee, a written payroll deduction authorization form whereby he or she gives notice of his or her election to participate in the Purchase Plan as of the next following date of grant, and whereby he or she designates a percentage of his or her eligible compensation to be deducted from his or her compensation for each pay period and paid into the Purchase Plan for his or her account. The designated percentage may not be less than 1% nor greater than 10%. However, no employee may be granted an option under the Purchase Plan that permits such employee to purchase more than $25,000 of our common stock (based on its fair market value at the time such option is granted) in any calendar year.
     Subject to the limits described above, each participant in the Purchase Plan automatically and without any act on his or her part will be deemed to have exercised his or her option on each date of exercise to the extent of his or her unused payroll deductions under the Purchase Plan and to the extent the issuance of our common stock to such participant upon such exercise is lawful. The per share purchase price of the common stock to be paid by each participant on each exercise of his or her option will equal 85% of the fair market value of our common stock on the date of exercise or on the date of grant, whichever amount is less. For all purposes under the Purchase Plan, the fair market value of a share of our common stock on a particular date is equal to the closing price of our common stock on the New York Stock Exchange on that date (or, if no shares of common stock have been traded on that date, on the next regular business date on which shares of the common stock are so traded).
     A participant who elects to participate in the Purchase Plan and who takes no action to change or revoke the election prior to any subsequent date of grant will be deemed to have made the same election, including the same attendant payroll deduction authorization, for the next following and/or subsequent date(s) of grant.
     Withdrawal from the Plan and Changes in Payroll Authorization. A participant may not elect to change the percentage of his or her payroll deductions during an option period. However, any participant may withdraw in whole from the Purchase Plan at any time prior to the date of exercise relating to a particular option period by timely delivering a notice of withdrawal. Partial withdrawals are not permitted. Promptly following receipt of the notice of withdrawal, we will refund to the participant the amount of his or her payroll deductions under the Purchase Plan that have not yet been otherwise returned or used upon exercise of options and the participant’s payroll deduction authorization and interest in unexercised options under the Purchase Plan will terminate.
     Delivery of Shares; Restrictions on Transfer. As soon as practicable after each date of exercise, we will deliver to a custodian (currently Computershare Trust Co., Inc.) one or more certificates representing (or will otherwise cause to be credited to the account of such custodian) the total number of whole shares of our common stock respecting options exercised on such date of exercise in the aggregate (for both whole and fractional shares) of all of the participating eligible employees. The custodian will keep accurate records of the beneficial interests of each participating employee in such shares by means of participant accounts under the Purchase Plan, and will provide quarterly or such other periodic statements with respect thereto as may be directed by the Administrative Committee.
     Except as otherwise provided in the Purchase Plan, for a period of six months (or such other period as the Administrative Committee may specify with respect to a particular grant of options) after the date of exercise of an option, a participant may not sell or otherwise transfer, encumber or dispose of the shares of common stock issued in connection with such exercise. Following this restriction period, the optionee may, in accordance with procedures established by the Administrative Committee and the custodian, direct the sale or distribution of some or all of the whole shares of common stock in his or her account that are not then subject to transfer restrictions and, in the event of a sale, request payment of the net proceeds from such sale. The transfer restrictions will also cease to apply upon the termination of a participant’s employment.
     Termination of Employment; Leaves of Absence. Except as described below, if the employment of a participant terminates for any reason, then the participant’s participation in the Purchase Plan ceases and we will refund the amount of such participant’s payroll deductions under the Purchase Plan that have not yet been otherwise returned or used upon exercise of options. If the employment of a participant terminates after such participant has attained age 65 or due to death or disability, the participant, or the participant’s personal representative, as applicable, may elect either (a) to withdraw all of the participant’s accumulated unused payroll deductions under the Purchase Plan or (b) to exercise the participant’s option for the purchase of common stock at the end of the option period during which the participant terminated employment for the purchase of the number of full shares of common stock which the accumulated payroll deductions at the date of the participant’s termination of employment will purchase at the applicable option price, with any excess cash in such account to be returned to the participant or such personal representative. If no such election is timely received by us, the participant or personal representative will automatically be deemed to have elected the second alternative and promptly after the exercise of the option, all shares of common stock in such participant’s account under the Purchase Plan will be distributed to the participant or such personal representative.
     During a paid leave of absence approved by us and meeting Internal Revenue Service regulations, a participant’s elected payroll deductions will continue. A participant may not contribute to the Purchase Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by us and meets Internal Revenue Service regulations, then such participant’s payroll deductions for such option period that were made prior to such leave may remain in the Purchase Plan and be used to purchase common stock on the date of exercise relating to such option period. If a participant takes a leave of absence that is not described in the first or third sentence of this paragraph, then such participant will be considered to have withdrawn from the Purchase Plan. Further, notwithstanding the foregoing, if a participant takes a leave of absence that is described in the first or third sentence of this paragraph and such leave of absence exceeds three months, then such participant will be considered to have withdrawn from the Purchase Plan on the first day after such three-month period (unless such participant has a right to reemployment guaranteed either by statute or contract, in which case such participant will not be considered to have withdrawn from the Purchase Plan unless and until he fails to return to employment on the first day following the period during which his reemployment rights are so guaranteed).
     Restriction upon Assignment of Option. An option granted under the Purchase Plan may not be transferred other than by will or the laws of descent and distribution. Subject to certain limited exceptions, each option is exercisable, during the employee’s lifetime, only by the employee to whom it was granted.
     Administration and Modification of the Purchase Plan. The Purchase Plan is administered by the Administrative Committee, the members of which are appointed from time to time by our Board of Directors. Our Board of Directors, in its discretion, may terminate the Purchase Plan at any time with respect to any common stock for which options have not been granted. Our Board of Directors or the Administrative Committee has the right to alter or amend the Purchase Plan or any part thereof from time to time. However, no change in any option granted may be made that would impair the rights of an optionee without the consent of such optionee.
     Merger, Consolidation or Liquidation of Group 1. If our company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if Group 1 is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (a) the date of exercise for all options then outstanding will be accelerated to a date fixed by the Administrative Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and (b) upon such effective date any unexercised options will expire and we promptly will refund to each participant the amount of such participant’s payroll deductions under the Purchase Plan that have not yet been otherwise returned to him or used upon exercise of options.
     Participation by Certain Individuals. The following table sets forth participation in the Purchase Plan by the individuals and groups listed below for the 12 months ended December 31, 2008.
PLAN BENEFITS
Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan

	Dollar	Number of Shares
	Value of	of Common
Name and Position	Discount(1)	Stock Purchased
	$	#
Earl J. Hesterberg, President and Chief Executive Officer	3,734	1,075
John C. Rickel, Senior Vice President and Chief Financial Officer	3,737	1,064
Randy L. Callison, Former Senior Vice President, Operations and Corporate Development(2)	4,666	1,286
Darryl M. Burman, Vice President, General Counsel and Corporate Secretary	3,684	1,130
J. Brooks O’Hara, Vice President, Human Resources	1,148	388
Executive Group	16,969	4,943
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	661,389	217,974

(1)	Equal to the difference between the closing price at the date of exercise relating to each particular option period and the price paid by participants for each share of our common stock purchased during such option period for each of the option periods in which such individuals participated in the Purchase Plan.

(2)	Mr. Callison resigned as Senior Vice President, Operations and Corporate Development effective December 31, 2008.
United States Federal Income Tax Consequences
     The following is a brief summary of certain of the United States federal income tax consequences relating to the Purchase Plan based on federal income tax laws currently in effect. This summary applies to the Purchase Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees. The summary contains general statements based on current United States federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes. The Purchase Plan is not qualified under Section 401(a) of the Code.
     Tax Consequences to Participants. A participant’s payroll deductions to purchase common stock are made on an after-tax basis. There is no federal income tax liability to the participant when shares of common stock are purchased pursuant to the Purchase Plan. However, the participant may incur federal income tax liability upon disposition (including by way of gift) of the shares acquired under the Purchase Plan. The participant’s U.S. federal income tax liability will depend on whether the disposition is a qualifying disposition or a disqualifying disposition as described below.
     If a qualifying disposition of the shares is made by the participant (i.e., a disposition that occurs more than two years after the first day of the option period in which the shares were purchased), or in the event of death (whenever occurring) while owning the shares, the participant will recognize in the year of disposition (or, if earlier, the year of the participant’s death) ordinary income in an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition (or death) over the amount paid for the shares under the option or (2) 15% of the fair market value of the shares at the date of grant (the beginning of the option period). Upon the sale of the shares, any amount realized in excess of the ordinary income recognized by the participant will be taxed to the participant as a long-term capital gain. If the shares are sold at less than the purchase price under the option, then there will be no ordinary income. Instead, the participant will have a capital loss equal to the difference between the sales price and the purchase price paid under the option.
     If a disqualifying disposition of the shares is made (i.e., a disposition (other than by reason of death) within two years after the first day of the option period in which the shares were purchased), the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the date of exercise over the purchase price paid for the shares under the option (even if no gain is realized on the sale or if a gratuitous transfer is made). Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
     Tax Consequences to our Company. We will be entitled to a deduction only if the participant makes a disqualifying disposition of any shares purchased under the Purchase Plan. In such case, we can deduct as a compensation expense the amount that is ordinary income to the participant provided that, among other things, (1) the amount meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code, (2) any applicable reporting obligations are satisfied and (3) the $1,000,000 limitation of Section 162(m) of the Code is not exceeded.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THE AMENDMENT TO
THE GROUP 1 AUTOMOTIVE, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN.
ITEM 3 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our stockholders are being asked to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions from stockholders.
     The ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires our receiving the affirmative vote of the holders of a majority of our common stock cast with respect to the proposal. Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

STOCK OWNERSHIP INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     Our executive officers, directors and any person who owns more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports regarding their ownership of our stock. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations from these individuals that no other reports were required, during the year ended December 31, 2008, all filing requirements were met with the following exceptions: (i) Forms 4 which were due on June 19, 2007, September 19, 2007, December 19, 2007, March 19, 2008, June 18, 2008 and September 17, 2008, reporting purchases by Mr. Quinn’s broker of common stock, using the proceeds from Group 1 quarterly dividends, were filed late on October 1, 2008; (ii) Forms 4 relating to one acquisition transaction for each of Messrs. Hesterberg, Rickel and Burman, which were due on November 6, 2008 but were filed late on November 12, 2008; and (iii) Forms 4 relating to one disposition transaction for each of Messrs. Hesterberg and Callison, which were due on November 20, 2008 but were filed late on November 24, 2008.
Security Ownership of Certain Beneficial Owners and Management
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, our Named Executive Officers, our current directors and executive officers as a group, and any stockholders with over 5% of our common stock. Except as otherwise indicated, all information is as of March 23, 2009.

				Percent
	Aggregate Number		Acquirable within	of Class
Name and Address of Beneficial Owner (1)	of Shares Owned (2)		60 Days (3)	Outstanding (4)
Earl J. Hesterberg	415,965		—	1.7%
John C. Rickel	154,835		—	*
Randy L. Callison (5)	23,453		13,200	*
Darryl M. Burman	58,703		—	*
J. Brooks O’Hara	43,638		3,100	*
John L. Adams	86,319		—	*
Louis E. Lataif	27,319		—	*
Stephen D. Quinn	20,410		10,000	*
Beryl Raff	13,739		—	*
J. Terry Strange	27,319		10,000	*
Max P. Watson, Jr.	27,319		16,000	*
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	1,268,371	(6)	—	5.4
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	1,432,663	(7)	—	6.1
Dimensional Fund Advisors LP. Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,771,956	(8)	—	7.6
Fiduciary Management, Inc. 100 East Wisconsin Avenue, Suite 2200 Milwaukee, WI 53202	1,936,450	(9)	—	8.3
FMR LLC 82 Devonshire Street Boston, MA 02109	3,496,523	(10)	—	15.0
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	1,310,900	(11)	—	5.6

				Percent
	Aggregate Number		Acquirable within	of Class
Name and Address of Beneficial Owner (1)	of Shares Owned (2)		60 Days (3)	Outstanding (4)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,572,663	(12)	—	6.3
All directors and executive officers as a group (11 persons)	899,019		52,300	3.9%

*	Represents less than 1% of the outstanding common stock

(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024.

(2)	Reflects the number of shares beneficially held by the named person as of March 23, 2009 with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2008, or as otherwise disclosed in such filings.

(3)	Reflects the number of shares that could be purchased upon the exercise of options held by the named person as of March 23, 2009, or within 60 days after March 23, 2009, under our stock option plan.

(4)	Based on total shares outstanding of 24,040,599 at March 23, 2009. Based on the number of shares owned and acquirable within 60 days at March 23, 2009, with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2008, or as otherwise disclosed in such filings.

(5)	Mr. Callison resigned as Senior Vice President, Operations and Corporate Development effective December 31, 2008. The 13,200 shares acquirable within 60 days are vested stock options and expired March 31, 2009.

(6)	As reported on Schedule 13G as of December 31, 2008 and filed with the SEC on February 13, 2009 by (i) AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle (collectively, the “Mutuelles AXA”), (ii) AXA and (iii) AXA Financial, Inc. (“AXA Financial”) pursuant to a joint filing agreement. Mutuelles AXA controls AXA, which is the parent holding company with respect to the holdings of AXA Rosenberg Investment Management LLC (“AXA RIM”). AXA is also the parent holding company of AXA Financial, which is the parent holding company of AllianceBernstein L.P. (“Alliance”), an investment adviser, and AXA Equitable Life Insurance Company (“Equitable”), an insurance company and an investment adviser. Each of the subsidiaries of AXA Financial operates under independent management and makes independent voting and investment decisions. Includes 1,263,961 shares as to which the Mutuelles AXA, AXA and AXA Financial are deemed to have sole voting power; 1,268,371 shares as to which the Mutuelles AXA and AXA are deemed to have sole dispositive power; and 1,264,371 shares as to which AXA Financial is deemed to have sole dispositive power. Also includes 4,000 shares of which AXA RIM is deemed to have sole dispositive power; 1,263,961 shares of which Alliance is deemed to have sole voting power; and 1,264,371 shares of which Alliance is deemed to have sole dispositive power. Mutuelles AXA and AXA disclaim beneficial ownership of all such shares. The addresses for Mutuelles AXA is 26, rue Drouot, 75009 Paris, France; the address for AXA is 25, avenue Matignon, 75008 Paris, France; and the address for AXA Financial is 1290 Avenue of the Americas, New York, NY 10104.

(7)	As reported on a Schedule 13G as of December 31, 2008 and filed with the SEC on February 5, 2009, Barclays Global Investors, NA (“Barclays”), Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG reported beneficial ownership of 1,432,663 shares. Barclays is the beneficial owner of 402,289 shares and has sole dispositive power over 402,289 shares and has sole voting power over 305,888 shares. Barclays Global Fund Advisors is the beneficial owner of 1,014,895 shares and has sole dispositive power over 1,014,895 shares and has sole voting power over 749,638 shares. Barclays Global Investors, Ltd. is the beneficial owner of 15,479 shares and has sole dispositive power over 15,479 shares and has sole voting power over 740 shares. The address for Barclays and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address for Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. The address for Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Canada Ontario M5J 2S1. The address for Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, P.O. Box N43,

Sydney, Australia NSW 1220. The address for Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(8)	Dimensional Fund Advisors LP (“Dimensional”) furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. All securities reported are owned by advisory clients of Dimensional, not one of which, to the knowledge of Dimensional, owns more than 5% of the class. In its role as investment advisor or manager, Dimensional has sole voting power as to 1,710,282 shares and sole dispositive power as to 1,771,956 shares. Dimensional disclaims beneficial ownership of all such shares, as reported on Amendment No. 4 to Schedule 13G dated as of December 31, 2008 and filed with the SEC on February 9, 2009.

(9)	As reported on Schedule 13G as of December 31, 2008 and filed with the SEC on February 6, 2009, Fiduciary Management, Inc., an investment advisor, reported beneficial ownership of 1,936,450 shares. Fiduciary Management, Inc. has sole voting and dispositive power with respect to 1,927,950 shares and shared voting and dispositive power with respect to 8,500 shares.

(10)	As reported on Amendment No. 2 to Schedule 13G dated as of December 31, 2008 and filed with the SEC on February 17, 2009, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC (“FMR”) and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,496,523 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Value Fund (“FVF”), amounted to 1,549,900 shares. The ownership of another investment company, Fidelity Low Priced Stock Fund (“FLPSF”), amounted to 1,460,000 shares. Both FVF and FLPSF are located at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds, each has sole disposition power of 3,496,523 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(11)	As reported on Schedule 13G as of December 31, 2008 and filed with the SEC on February 6, 2009 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC, a subsidiary of FRI. Shares are beneficially owned by one or more open or closed-end investment company or other managed accounts and is advised by direct and indirect investment advisory subsidiaries of FRI. Franklin Advisory Services, LLC has sole voting power of 1,271,900 shares and sole dispositive power of 1,310,900 shares. Charles B. Johnson and Rupert H. Johnson, Jr. are principal owners of FRI, holding more than 10% of the common stock of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, disclaim any economic interest or beneficial ownership in any of the shares. The address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024.

(12)	As reported on Schedule 13G as of December 31, 2008 and filed with the SEC on February 12, 2009. In its role as investment advisor, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power as to 166,460 shares and sole dispositive power as to 1,572,663 shares. Of the 166,460 shares subject to Price Associates’ sole voting power, Price Associates is deemed to beneficially own 600 shares directly and 165,860 shares that are subject to warrants and conversion privileges. Of the 1,572,663 shares subject to Price Associates’ sole dispositive power, Price Associates is deemed to beneficially own 8,100 shares directly and 1,564,563 shares that are subject to warrants and conversion privileges. Price Associates disclaims beneficial ownership of all such shares.

EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth certain information regarding our equity compensation plans as of December 31, 2008.

Number of securities
remaining available for
future issuance under
	Number of securities to be		equity compensation
	issued upon exercise of	Weighted-average exercise	plans (excluding
	outstanding options,	price of outstanding options,	securities reflected in
	warrants and rights	warrants and rights	Column (A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders	169,544	$29.00	1,483,920	*

Equity compensation plans not approved by security holders	—	—	—

Total	169,544	$29.00	1,483,920

*	Includes 266,480 shares available under the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan.

EXECUTIVE OFFICERS
     Except as described under the heading “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards” below, our executive officers serve at the discretion of our Board of Directors. The following table sets forth certain information as of the date of this proxy statement regarding our Named Executive Officers:

Name	Age	Position
Earl J. Hesterberg	55	President and Chief Executive Officer
John C. Rickel	47	Senior Vice President and Chief Financial Officer
Darryl M. Burman	50	Vice President, General Counsel & Corporate Secretary
J. Brooks O’Hara	53	Vice President, Human Resources
Mr. Hesterberg’s biographical information may be found on page 15 of this proxy statement.

John C. Rickel	Mr. Rickel was appointed Senior Vice President and Chief Financial Officer in December 2005. From 1984 until joining Group 1, Mr. Rickel held a number of executive and managerial positions of increasing responsibility with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts. He most recently served as Controller, Ford Americas, where he was responsible for the financial management of Ford’s western hemisphere automotive operations. Immediately prior to that, he was Chief Financial Officer of Ford Europe, where he oversaw all accounting, financial planning, information services, tax and investor relations activities. From 2002 to 2004, Mr. Rickel was Chairman of the Board of Directors of Ford Russia, and a member of the Board of Directors and the Audit Committee of Ford Otosan, a publicly traded automotive company located in Turkey and owned 41% by Ford.

Darryl M. Burman	Mr. Burman has served as Vice President, General Counsel & Corporate Secretary since December 2006. From September 2005 to December 2006, Mr. Burman was a partner and head of the corporate and securities practice in the Houston office of Epstein Becker Green Wickliff & Hall, P.C. From September 1995 until September 2005, Mr. Burman served as the head of the corporate and securities practice of Fant & Burman, L.L.P. in Houston, Texas.

J. Brooks O’Hara	Mr. O’Hara has served as Vice President, Human Resources since February 2000. From 1997 until joining Group 1, Mr. O’Hara was Corporate Manager of Organizational Development at Valero Energy Corporation, an integrated refining and marketing company. Prior to joining Valero, Mr. O’Hara served for a number of years as Vice President of Administration and Human Resources at Gulf States Toyota, an independent national distributor of new Toyota vehicles, parts and accessories. Mr. O’Hara is a Senior Professional in Human Resources (SPHR).

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Our Executive Compensation Program
     This Compensation Discussion and Analysis (“CD&A”) reviews the compensation policies and decisions of the Compensation Committee (the “Committee”) with respect to the following individuals, who are referred to throughout this proxy statement as our “Named Executive Officers:”
•	Earl J. Hesterberg – President and Chief Executive Officer;

•	John C. Rickel – Senior Vice President and Chief Financial Officer;

•	Randy L. Callison(1) – Former Senior Vice President, Operations & Corporate Development;

•	Darryl M. Burman – Vice President, General Counsel & Corporate Secretary; and

•	J. Brooks O’Hara – Vice President, Human Resources.
     During 2008, the U.S. and global economies suffered from, among other things, a substantial decline in consumer confidence and a tightening of credit availability. As a result, our automotive retail industry was negatively impacted by decreasing customer demand for new and used vehicles, vehicle margin pressures and higher inventory levels. In addition, the economic downturn has adversely impacted the manufacturers that supply our new vehicle inventory and some of our parts inventory, particularly the three domestic manufacturers.
     A significant component of our expense structure is labor and related costs. In response to this economic crisis, we have taken several key steps to appropriately size our business and allow us to manage through this industry downturn, including: wage cuts for our senior management team and Board of Directors, as well as various other levels, alterations to pay plans, headcount reductions and the elimination or minimization of several other variable expenses to align with current and projected operational results. Our recently announced company-wide initiative to reduce pay and benefit costs is expected to yield savings of approximately $65.0 million during the calendar year 2009.
     Against this backdrop, we continue to build on one of our key strengths — the considerable talent of our people to: (i) sell new and used vehicles, (ii) arrange related financing, vehicle service and insurance contracts, (iii) provide maintenance and repair services, and (iv) sell replacement parts via an expanding network of franchised dealerships located in growing regions of the United States and in the United Kingdom, as well as acquire new dealerships in existing or new markets that provide acceptable return of investment. Our management team collectively has more than 100 years of automotive experience. We believe that our experienced and well-regarded management team has been and continues to be critical to the company’s successful implementation of business strategies that will lead to the ultimate preservation and growth of stockholder value. Accordingly, our executive compensation program is designed to motivate and retain members of our management team, to attract qualified executives, as needed, and to execute our business strategy. Just as important as our retention objective, we attempt to align the compensation of our executive officers with the attainment of business goals that are designed to increase stockholder value. To achieve these objectives, our compensation program is made up of three key elements: (a) base salary, which is intended to recognize an individual’s regular commitment to his or her job and to provide a stable source of competitive income; (b) short-term incentive compensation earned annually through the successful accomplishment of both financial and business objectives; and (c) long-term incentive compensation in the form of equity-based rewards, consisting of both performance and restricted stock awards to align the interests of our executives with those of our stockholders and promote a culture of share ownership.
Role of the Compensation Committee, its Consultant and Management
     Our Board of Directors has entrusted the Committee with overall responsibility for establishing, implementing and monitoring our executive compensation program. Our Chief Executive Officer and Vice President of Human Resources also play an important role in the executive compensation process, in overseeing the performance and dynamics of the executive team and generally keeping the Committee informed. All final decisions regarding our Named Executive

(1)	Mr. Callison resigned as Senior Vice President, Operations and Corporate Development effective December 31, 2008.

Officers’ compensation remain with the Committee. Company management has no involvement with the compensation decisions with respect to our Chief Executive Officer.
     The Committee has historically engaged Pearl Meyer & Partners, an executive compensation firm, to serve as its compensation consultant and to advise on executive compensation matters. In November 2007, Pearl Meyer conducted competitive compensation analyses for the Named Executive Officers in order to evaluate all aspects of executive compensation against the designated peer group companies. Pearl Meyer reviewed compensation data for our company and our peer group, and used this information to analyze our Named Executive Officers’ compensation as compared to the peer group for financial performance, total compensation packages and compensation practices. Management then utilized Pearl Meyer’s analyses to develop compensation recommendations for presentation to the Committee with regard to 2008 salary, annual bonus and long-term equity compensation of the Named Executive Officers.
     In November 2008, our corporate manager of compensation utilized Equilar Inc.’s ExecutiveInsight research database, a resource for referencing executive compensation and analyzing executive pay trends, to aid the Committee in compiling competitive market data in determining our Named Executive Officers’ fiscal year 2008 equity awards, which were granted in November 2008, and fiscal year 2009 compensation program and compensation levels. Equilar draws data from proxy statements and reports filed with the Securities and Exchange Commission. Pearl Meyer reviewed our use of this data and made comments and recommendations concerning the data that was provided to the Committee. Additional information regarding the role and authority of each of the Committee, Pearl Meyer and management in the process for determining executive compensation is provided in this proxy statement in “Information about our Board of Directors and Committees — Compensation Committee.”
Objectives of Our Executive Compensation Program
     Compensation Philosophy
     The Committee believes that the most effective executive compensation program is one designed to recruit, retain and motivate talented leadership and reward those individuals upon the achievement of their personal and departmental objectives as well as upon our company’s achievement of specific annual, long-term and strategic goals. The Compensation Committee evaluates both market competitiveness and individual and company performance to ensure that we maintain our ability to attract, retain and motivate superior employees in key positions and that overall compensation remains competitive relative to compensation paid by our peer companies. We believe that by maintaining competitive compensation and rewarding for performance we will be able to support our overall business objectives and provide our stockholders with a superior rate of return over time.
     Our strategic business focus during the fiscal year ended December 31, 2008 consisted of the following objectives, taking into account the difficulties associated with the global economic downturn:
•	focusing on same store performance, particularly parts and service;

•	continuing to consolidate key operating processes and systems to improve efficiencies and reduce expenses;

•	implementing major cost reduction measures to align operations with the anticipated level of business activity; and

•	taking measures to strengthen our balance sheet and important loan covenants.
     Our Named Executive Officers’ individual or departmental goals for the fiscal year ended December 31, 2008 generally consisted of the following objectives, which provide support for our business objectives:
•	responding to the challenges posed by the financial and credit crisis so that the company is well positioned to compete in this demanding climate;

•	accelerating the redeployment of capital management resources away from underperforming dealerships to business operations with better return potential; and

•	driving the capital allocation process, which balances the mix between investments in sustainable growth and investments that maximize return to stockholders.
     Market Analysis
     Our market analysis of compensation data involves a comprehensive review of our executive compensation program. The review compares long-term, short-term and total compensation with a selected group of peer companies (“Peer Companies”). We compared compensation data at the 25th, 50th and 75th percentiles of the market and engaged Pearl Meyer to review our analysis.
     While we do not think it is appropriate to establish compensation based solely on benchmarking, we believe that this practice is useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders. Second, benchmarking allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention when justified and rewarding the achievement of company objectives so as to align with stockholder interest.
     Our group of Peer Companies, which is periodically reviewed and updated by the Committee, currently includes all of the publicly-traded automotive consolidators and specialty retailers associated with automotive sales parts and service against whom we compete for executive talent. These companies are:
•	Advance Auto Parts, Inc.

•	Asbury Automotive Group, Inc.

•	AutoNation, Inc.

•	AutoZone, Inc.

•	CarMax, Inc.

•	Lithia Motors, Inc.

•	O’Reilly Automotive, Inc.

•	Penske Automotive Group, Inc.

•	The Pep Boys — Manny, Moe & Jack

•	Rush Enterprises, Inc.

•	Sonic Automotive, Inc.
     The Committee reviewed our list of Peer Companies in November 2008 and determined that the list did not need to be updated.
     When evaluating the compensation data and making compensation decisions, the Committee takes into consideration the variance in revenue size among the entities comprising our Peer Companies. Additionally, the Committee considers other differences between us and our Peer Companies such as corporate structure, tenure of officers, variance in scope of duties for each officer and other factors when calculating a benchmarking value. This value is used as the basis of comparison of compensation provided by us and our Peer Companies. However, any application of benchmarking data is tempered by our basic staffing philosophy, which is to remain as lean as practical. This guiding principle results in certain of our executive officers having a broad range of job responsibilities, which, at certain of our Peer Companies, may be divided among multiple executive officers. The Committee’s use of benchmarking for specific compensation components is described in more detail below.

Compensation Components
     Our corporate officers are compensated through short-term and long-term incentive compensation plans, consisting of cash and non-cash compensation. Our short-term compensation components consist of annual base salary and our annual cash incentive (bonus) plan. Our long-term incentive compensation components include our stock incentive and deferred compensation plans. In addition, our corporate officers are eligible to participate in our health and welfare, and retirement plans (401(k) Savings Plan, Employee Stock Purchase Plan and Deferred Compensation Plan), receive a vehicle allowance and/or demonstrator vehicle(s), depending on the position held, and receive perquisites and other personal benefits as described under “Other Benefits” below.
     Base Salary
     Design. We provide our Named Executive Officers with an annual base salary to compensate them for services rendered during the year. Our goal is to set base salaries for our Named Executive Officers at levels that are competitive with comparable companies for the skills, experience and requirements of similar positions, using benchmarking as previously discussed, in order to attract and retain top talent. In order to achieve this goal, we generally seek to provide base salaries that fall in the 50th percentile of our Peer Companies. We feel that this range supports competitive compensation and ensures retention. In order to ensure that each officer is appropriately compensated, the Committee, when setting base salaries, considers individual performance, tenure and experience and our financial performance in addition to the compensation review of the Peer Companies. The individual base salary levels are generally reviewed each November and are adjusted as appropriate based on an analysis of current market salary levels at the Peer Companies, individual performance and experience and our financial performance.
     Results. In connection with the Committee’s consideration of salary levels for 2008, it was determined the target short-term cash compensation (base salary plus annual cash bonus) of our executive officers was generally below the median amounts identified in our competitive analyses of Peer Companies. In November 2007, the Committee reviewed the base salaries of each of our Named Executive Officers. Based on our continued desire to increase salaries nearer to the median amounts provided by our Peer Companies, effective January 1, 2008, the Committee increased the 2008 base salaries of Messrs. Rickel, Callison, Burman and O’Hara to $450,000 (6%), $400,000 (10%), $357,500 (10%) and $265,200 (4%), respectively. Based on the annual review of our Named Executive Officers’ 2008 base salaries, excluding Mr. Hesterberg, base salaries ranged from the 30th to 50th percentiles of our Peer Companies.
     Mr. Hesterberg’s base salary has not been increased since he joined us in April 2005 due to the Committee’s initial determination that Mr. Hesterberg’s base salary should be maintained at the 65th percentile of base salaries paid to his counterparts at our Peer Companies.
     Compensation Changes for fiscal 2009. In November 2008, the Committee elected not to increase base salaries in light of the ongoing financial and credit crisis, including an increasingly challenging automotive retailing environment. In January 2009, following discussions between Mr. Hesterberg, the Board and the other Named Executive Officers, our directors and Named Executive Officers collectively determined that, effective February 1, 2009, they would take a 10% reduction in compensation, in order to help the Company overcome the challenges imposed by the current financial crisis. This pay reduction will impact all cash compensation (except any auto allowances) earned after February 1, 2009 and will remain in effect until it is determined that financial performance has improved enough to warrant restoration to full pay.
     Annual Incentive Compensation Plan
     Design. Our 2008 Incentive Compensation Plan is designed to align executive officer pay with overall company financial performance, as well as performance against strategic initiatives in the short-term. The plan rewards our Named Executive Officers based on the achievement of company and individual or departmental performance objectives. Under the plan, the Committee establishes threshold, target and maximum award payout opportunities for each Named Executive Officer as a percentage of annual base salary at certain levels of performance. The target performance level is set such that, if attained, the total cash compensation amount would match the median total cash compensation of our Peer Companies. For the Named Executive Officers, the fiscal 2008 threshold, target and maximum annual incentives were as follows:

	2008 Incentive Payout as a % of Base Salary
	Threshold	Target	Maximum
Named Executive Officer	Performance	Performance	Performance
Earl J. Hesterberg	55%	70%	100%
John C. Rickel	55%	70%	100%
Randy L. Callison	55%	70%	100%
Darryl M. Burman	33%	42%	60%
J. Brooks O’Hara	33%	42%	60%
     To arrive at the 2008 payout number, 60% of the 2008 annual cash incentive award was contingent upon our attainment of certain EPS targets and 40% was subject to the achievement of individual/departmental goals. The goals are established so that attaining or exceeding the performance targets is not assured and requires significant effort by our executive officers.
     The following is a description of the 2008 performance targets under the plan:
•	EPS Performance Target. Our 2008 objective goal is based on the achievement of certain EPS targets. EPS is generally defined as our net income divided by the average number of shares outstanding during that period. This metric incentivizes our executive officers to maximize stockholder returns. We believe that establishing an EPS target is the best objective measurement as the officer is rewarded only if our stockholders are rewarded and no payments are made unless the threshold level of EPS is achieved. We use comparative data from our Peer Companies, such as the cash component percentage of total compensation packages, in order to determine the threshold, target and maximum EPS targets. The Committee may, in its sole discretion, adjust payout amounts for extraordinary or unusual items, such as stock repurchases, which materially affect EPS. Although these extraordinary items would be included in our operating results, they would not typically have been considered at the time the targets were set. In 2008, our EPS growth objectives were as follows:

		% of EPS
	EPS Growth	Portion Vesting
Threshold	$2.95	25%
Target	$3.10	50%
Maximum	$3.25	100%
•	Individual/Departmental Performance Targets. Subjective goals typically include four to eight specific goals that are established at the beginning of each fiscal year jointly by the executive officer and our Chief Executive Officer, or in the case of the Chief Executive Officer, by the Chief Executive Officer and the Committee. These subjective goals are integral toward achieving key business objectives that help improve our financial performance and promote corporate efficiencies. In 2008, the following subjective goals, were assigned to each of our Named Executive Officers:

Named Executive Officer	Individual/Departmental Performance Targets

Earl J. Hesterberg	• Continue development of the field management team with an emphasis on retention, training and development.
• Insure that business infrastructure exists to professionally handle customer leads, sales traffic handling and customer follow-up.
• Further develop succession planning process and college recruiting/management training programs.
• Achieve same store revenue growth (%) at or above the median for peer organizations.

Named Executive Officer	Individual/Departmental Performance Targets

John C. Rickel	• Continue to improve internal control over financial reporting by focusing on process improvement and standardization of best practices across the company.
• Fully support the CEO and Board via open and timely communication and complete transparency.
• Maintain solid relationships with key external stakeholders including rating agencies, credit facility banks, key investment banks, major stockholders, and covering analysts.
• Actively manage CIT with an overall target to reduce days outstanding.

•    Continue to manage capital structure to ensure availability of funds to support acquisitions, develop additional funding sources for real estate, and take advantage of market conditions to lower costs and variability.

Randy L. Callison	• Work closely with regional vice presidents to identify stores that do not fit our business strategy or do not represent an acceptable return on investment.
• Work closely with regional vice presidents to develop a greater focus on store level selling gross retention in variable and fixed operations.
• Work closely with regional vice presidents to insure professional sales traffic handling and customer follow-up systems in all stores.
• Provide leadership to the regional vice presidents and corporate office personnel characterized by objectivity, teamwork, and open communication.

Darryl M. Burman	• Obtain better control of outside legal services to reduce number of outside law firms, provide better oversight, and reduce overall legal fees.

•    Develop processes and procedures which allow the legal department to provide faster and more efficient service to our internal associates in the areas of real estate, corporate compliance, acquisitions and dispositions, F&I, and regulatory compliance.

•    Help educate employee base concerning conflicts of interest, corporate compliance, customer dispute resolution and best practices relating to management of dealership legal affairs and avoiding unnecessary litigation.

J. Brooks O’Hara	• Further develop succession planning and college recruiting/management training programs.

•    Develop programs and awareness that help reduce turnover and increase the effectiveness of our recruiting efforts. These initiatives would lead to lowering the cost of turnover within the organization and increase the number of qualified candidates available to our business units so they can remain effectively staffed.

• Maintain a cohesive top management team with special emphasis on building positive and productive working relationships with all field and corporate department heads.
     In calculating the annual cash incentive awards, our achievement with respect to each performance measure is expressed as a percentage of the target goal, with interpolation applied between the threshold, target, and maximum goals. That percentage is multiplied by the weight assigned to that performance measure for an executive and the resulting percentage is multiplied by the executive’s target award opportunity. The amount of each executive’s annual cash incentive award is the sum of these calculations for each performance measure, unless otherwise adjusted by the Committee.
     Results. For 2008, we did not achieve our EPS growth at the threshold level. Consequently, none of the “objective” portion of the annual incentive compensation was paid out.
     With respect to achievement of subjective goals, in light of the market difficulties impacting the company, the Committee reduced by 50% the pool of funds for the subjective bonus that could be paid to qualifying participants. In connection with its review of the performance of our Chief Executive Officer, the Committee determined that he had achieved all of his 2008 performance goals. With respect to the other Named Executive Officers, the Committee had extensive discussions with our Chief Executive Officer regarding his evaluation of the performance of those officers. Based on those discussions, the Committee determined that the other Named Executive Officers substantially achieved their individual and departmental goals. Accordingly, the following amounts of incentive compensation were paid:

	% of 2008 Subjective	2008 IncentivePayout as a
Named Executive Officer	Award Earned	% of Base Salary	$ Amount Paid
Earl J. Hesterberg	50%	20%	$200,000
John C. Rickel	50%	20%	90,000
Randy L. Callison	50%	20%	80,000
Darryl M. Burman	50%	12%	42,900
J. Brooks O’Hara	50%	12%	31,824
     Compensation Changes for Fiscal 2009. The Committee has approved the mission-based goals for our Named Executive Officers for 2009, which are different from the 2008 subjective goals, and instead are focused on responding to the challenges related to the financial and credit crisis, while prioritizing expense reduction and operational restructuring efforts. To arrive at the 2009 payout number, 40% of the 2009 annual cash incentive award will be contingent upon our attainment of certain EPS targets and 60% will be subject to the achievement of the mission-based goals assigned to each individual.
     Guaranteed Bonus
     In lieu of participation in our 2005 annual incentive compensation program, Mr. Hesterberg was guaranteed certain cash bonus payments pursuant to his employment agreement if he continued to be employed by us at certain pre-established dates. Mr. Hesterberg was entitled to a bonus of $510,000 for the twelve month period ended April 21, 2007, of which $350,000 was payable following the end of our fiscal year ended December 31, 2006 and $160,000 was payable following the end of our fiscal year ended December 31, 2007.
     Long-Term Equity Incentive Compensation
     Design. To align the compensation of our corporate officers with the attainment of our business goals and an increase in stockholder value, we award long-term equity incentive grants to our executive officers as part of our total compensation package. These awards have been made pursuant to the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan.
     We believe that restricted stock or restricted stock units, subject to time-based vesting requirements, provide better long-term incentives for key executives. The Committee believes restricted stock or restricted stock units more completely align management’s interests with those of the company and our stockholders, while helping to retain key members of our management team.
     When determining the size of the awards, we first consider amounts that would provide our executive officers with long-term incentive award opportunities that, when combined with base salary and annual cash incentive opportunities, result in total direct compensation within the 50th to 75th percentile of peer practices. We then take into account individual performance, the position and value of the Named Executive Officer to our company, his experience and length of service to us, our desire to incentivize the officer to remain with our company, and the amount of equity currently held by the officer. In 2008, in light of market conditions, the Committee also felt it was particularly important to incentivize our Named Executive Officers using equity awards to further align their interest with those of our stockholders
     Vesting of these awards is intended to facilitate retention. Consequently, the restrictions relating to the awards lapse with respect to 40% of the award after two years and with respect to 20% of the award in each year thereafter. Our vesting provisions have historically been based on the passage of time.
     Results. In order to determine the appropriate size of the equity awards, the Committee reviewed the results of the 2008 compensation study to determine where each officer was ranked, in comparison to the incumbents of Peer Companies, by total compensation. It was determined that each of the Named Executive Officers fell below the desired compensation range when compared to our peer group and the Committee felt that special consideration should be given to retention concerns given the level of performance even in these difficult economic times.
     The following table reflects the 2008 awards granted to each Named Executive Officer and the economic value of each award compared as a percentage to the median of long-term incentive (LTI) awards within the peer group:

	Restricted	Value of Awards as % of LTI –
Named Executive Officer	Shares	Median Peer Group
Earl J. Hesterberg	200,000	123.8%
Randy L. Callison	0	N/A
John C. Rickel	60,000	107.9%
Darryl M. Burman	35,000	N/A	(1)
J. Brooks O’Hara	25,000	N/A	(1)

(1)	Limited peer group comparisons available via proxy statements.
     With respect to outstanding performance-based restricted shares, the Committee reviewed the goals, annual targets and results for those shares that were granted in November 2006 and determined that no shares had vested in 2008 based on the performance criteria. Mr. Hesterberg was the only Named Executive Officer to have received performance-based shares in 2006. The Committee also reviewed the goals associated with the outstanding performance-based restricted shares awarded in 2007 to Messrs. Hesterberg, Rickel and Callison and determined that the gross margin and same store revenue growth targets were achieved for 2008. On a cumulative vesting opportunity basis (2007 and 2008), our target of same store revenue growth versus our competition for the same period was met. The following table presents the 2008 targets and results for the performance criteria for these awards:

Goal	2008 Target	2008 Results
Gross Margin	16%	16.2%
Same store revenue growth	At or above median of peer organizations	At or above median of peer organizations
Reduction of SG&A	75.4	80.8
     The following table presents the 2008 performance-based restricted shares vested and the value realized:

	Performance-Based
Named Executive Officer	Restricted Shares Vested	$ Value Realized on Vesting
Earl J. Hesterberg	12,500	174,625
John C. Rickel	2,500	34,925
Randy L. Callison	2,500	34,925
     Compensation Changes for Fiscal 2009. The Committee has made no material changes to our long-term incentive compensation strategy for fiscal 2009 other than to suspend the award of performance-based restricted shares in light of the difficulty of setting effective targets in a very dynamic environment.
     Deferred Compensation Plan
     The Group 1 Automotive, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”) is designed as a retention tool for our corporate and regional officers, dealership general managers, other key employees and non-employee directors. It allows participants the opportunity to accumulate additional savings for retirement on a tax-deferred basis. Our corporate officers may contribute up to 50% of their base compensation and up to 100% of their incentive compensation. Participants can choose from various defined investment options in which the deferred compensation is notionally invested. One investment option is a declared interest rate, which was set by the Committee at 10% for 2008. Effective October 1, 2008, the Committee reduced the declared interest rate from 10% to 3% as a cost reduction measure. We have complete discretion over how the deferred funds are utilized and they represent an unsecured obligation of us to the participants. For a more detailed discussion of the Deferred Compensation Plan, see the section entitled “Executive Compensation — Nonqualified Deferred Compensation.”

     401(k) Plan
     We provide the Group 1 Automotive, Inc. 401(k) Savings Plan (the “401(k) Savings Plan”) to assist our eligible officers and employees in providing for their retirement. We match the contributions of our corporate employees participating in the plan, up to a maximum of 3% of eligible deferral ($6,750 of $225,000 for 2007 and $6,900 of $230,000 for 2008). Effective October 1, 2008, the Committee suspended matching contributions for all participants in the plan as a cost reduction measure. Matching contributions made previous to this date may be in the form of cash or shares of our common stock or a combination of both, as determined by the Committee. To date, all of our matches have been in cash for all employees.
     Employee Stock Purchase Plan
     Generally, under the Group 1 Automotive, Inc. Employee Stock Purchase Plan, all employees, including our corporate officers, are offered the opportunity to purchase up to $25,000 annually of our common stock at a 15% discount to market. This is an additional equity incentive we offer to all of our employees to further promote their interest in enhancing stockholder value.
     Other Benefits
     Health and Welfare Benefits. Our corporate officers are eligible to participate in our standard medical, dental, vision, disability insurance and life insurance plans to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our full-time employees.
     Vehicle Allowance. Our corporate officers are provided a vehicle, or the economic equivalent. Our Chief Executive Officer, under his employment agreement, is provided with two vehicles for his use. Senior vice presidents receive a vehicle allowance ranging from $13,500 to $15,100 per year and the use of one vehicle. Vice presidents are provided with a vehicle allowance of $11,300 per year. Of our Peer Companies, 82% also offer comparable vehicle allowances to their corporate officers.
     Other Perquisites and Personal Benefits. We provide certain executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. For example, we pay for club membership privileges that are used for business and personal purposes by our Chief Executive Officer, Mr. Hesterberg. In addition, we own a fractional interest in an aircraft and make a portion of our time available to Mr. Hesterberg for personal use during the year. In 2008, Mr. Hesterberg was allowed a maximum of 40 flight hours for personal use. Mr. Hesterberg reimburses us for his personal use based on the published standard industry fare level valuation method. We provide this benefit to Mr. Hesterberg because we believe it is consistent with similar benefits provided by our Peer Companies.
Employment Agreements, Severance Benefits and Change in Control Provisions
     We maintain employment and other compensatory agreements with our corporate officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions as well as change in control payments and excise tax gross up payments, are essential to retaining our talent and protecting our stockholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These agreements and our severance terminology are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment, Incentive Compensation and Non-Compete Agreements.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us for “cause,” death or disability, each as defined in the applicable executive’s agreement.
     The employment and other compensatory agreements between us and our Named Executive Officers and the related severance provisions are designed to meet the following objectives:

     Corporate Change. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. As a result, we provide severance compensation to certain corporate officers if the officer’s employment is terminated following a corporate change transaction to promote the ability of the officer to act in the best interests of our stockholders even though his or her employment could be terminated as a result of the transaction.
     Termination without Cause. If we terminate the employment of certain corporate officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change in Control” below. We believe these payments are appropriate because the terminated officer is bound by confidentiality, nonsolicitation and non-compete provisions ranging from one to five years after termination. Both parties have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of our company and its stockholders.
Hedging Prohibitions
     Our Named Executive Officers are prohibited from engaging in “short sales” of our stock or otherwise hedging the risk of ownership of our stock.
Tax Deductions for Compensation
     In conducting our executive compensation programs, the Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their four other most highly compensated corporate officers, other than the chief financial officer, who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a compensation committee which is made up of outside directors and approved, as to their material terms, by our stockholders. We have in the past and may from time to time in the future, pay compensation that is not deductible to our corporate officers.

EXECUTIVE COMPENSATION
Summary Compensation
     The following table summarizes, with respect to our Named Executive Officers, including our former Senior Vice President, Operations and Corporate Development, information relating to the compensation earned for services rendered in all capacities. Our Named Executive Officers consist of our four current executive officers, including our Chief Executive Officer and our Chief Financial Officer.
Summary Compensation for the Year Ended December 31, 2008

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus		Awards(1)	Awards(1)	Compensation	Earnings(2)	Compensation(3)	Total
		$	$		$	$	$	$	$	$
Earl J. Hesterberg	2008	1,000,000	—		1,122,878	—	200,000	37,159	219,040	2,579,077
President and Chief Executive	2007	1,000,000	160,000	(4)	691,925	—	— (5)	39,509	171,537	2,062,971
Officer	2006	1,000,000	651,370	(4)	246,303	—	348,630	25,465	120,543	2,392,311

John C. Rickel	2008	450,000	—		554,432	—	90,000	11,300	30,922	1,136,654
Senior Vice President and Chief	2007	425,000	—		339,976	—	158,100	7,852	36,283	967,211
Financial Officer	2006	381,250	—		140,208	—	375,000	1,235	43,685	941,378

Randy L. Callison(6)	2008	400,000	—		460,165	9,252	80,000	17,029	29,765	996,211
Senior Vice President, Operations &	2007	365,000	—		262,442	17,357	131,400	17,282	30,375	823,856
Corporate Development	2006	313,125	—		45,421	40,546	320,000	13,059	23,700	755,851

Darryl M. Burman	2008	357,500	—		141,710	—	42,900	515	16,067	558,693
Vice President, General Counsel &	2007	325,000	—		53,094	—	78,000	—	16,781	472,875
Corporate Secretary(7)	2006	27,082	75,000		3,231	—	16,562	—	942	122,817

J. Brooks O’Hara Vice President, Human Resources	2008	265,200	—		165,754	8,164	31,824	11,588	17,961	500,491

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns include the dollar amount of compensation expense we recognized for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in Note 10 to the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008.

(2)	Amounts reflect above-market earnings on the Deferred Compensation Plan. Amounts are calculated using an interest rate of 10% for nine months in 2008, which rate exceeds 120% of the applicable federal long-term rate, with compounding, of 5.54%, the interest rate as set for our Deferred Compensation Plan.

(3)	The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” in the Summary Compensation Table above:

		401(k) Savings
		Plan		Use of			Club
		Matching	Automobile	Demonstrator	Airplane	Relocation	Membership
Name	Year	Contribution	Allowance	Vehicle(a)	Use(b)	Assistance	and Dues	Total
		$	$	$	$	$	$	$
Earl J. Hesterberg	2008	6,744	—	26,026	178,352	—	7,918	219,040
	2007	6,750	—	24,485	132,709	—	7,593	171,537
	2006	6,600	—	25,145	83,685	—	5,113	120,543

John C. Rickel	2008	6,750	15,004	9,168	—	—	—	30,922
	2007	5,581	15,100	8,406	—	7,196	—	36,283
	2006	6,600	16,023	6,982	—	14,080	—	43,685

Randy L. Callison(6)	2008	6,750	13,500	9,515	—	—	—	29,765
	2007	6,750	13,500	10,125	—	—	—	30,375
	2006	6,600	7,875	9,225	—	—	—	23,700

		401(k) Savings
		Plan		Use of			Club
		Matching	Automobile	Demonstrator	Airplane	Relocation	Membership
Name	Year	Contribution	Allowance	Vehicle(a)	Use(b)	Assistance	and Dues	Total
		$	$	$	$	$	$	$
Darryl M. Burman(7)	2008	4,767	11,300	—	—	—	—	16,067
	2007	5,481	11,300	—	—	—	—	16,781
	2006	—	942	—	—	—	—	942

J. Brooks O’Hara	2008	6,661	11,300	—	—	—	—	17,961
(a)	Represents the incremental cost for personal use of one or more company demonstrator vehicles. The incremental cost is determined by multiplying the annual lease value of the vehicle by the percentage of personal use, which we keep track of through travel logs.

(b)	Represents the difference between the amount paid by the executive for the use of our leased airplane under the SIFL method and the lease cost for us of such use. The SIFL method calculates the executive’s use by multiplying the SIFL cents-per-mile rates applicable for the period during which the flight was taken by the appropriate aircraft multiple (a factor that is determined by using the weight of the aircraft being used, and is also dependent upon whether Mr. Hesterberg is considered a “control employee,” or an officer of our company, which he is) and then adding the applicable terminal charge. The SIFL cents-per-mile rates in the formula and the terminal charge are calculated by the Department of Transportation and are revised semi-annually.
(4)	Bonus amount guaranteed in Mr. Hesterberg’s employment contract at the time of hire.

(5)	Although Mr. Hesterberg was eligible to receive a $360,000 cash incentive award for 2007 fiscal performance, in light of market difficulties impacting the Company he elected to decline his award.

(6)	Mr. Callison resigned as Senior Vice President, Operations and Corporate Development effective December 31, 2008.

(7)	The 2006 amounts represent one month of employment, as Mr. Burman became our Vice President, General Counsel & Corporate Secretary on December 1, 2006.
Grants of Plan-Based Awards
     The following table provides information concerning each grant of an award made to our Named Executive Officers under any plan, including awards that have been transferred, during 2008:
Grants of Plan-Based Awards for the Year Ended December 31, 2008

					All Other Stock	Grant Date
		Estimated Future Payouts Under Non-Equity			Awards: Number	Fair Value of
		Incentive Plan Awards			of Shares of Stock	Stock and
Name	Grant Date	Threshold	Target	Maximum	or Units	Option Awards
		$	$	$	#	$
Earl J. Hesterberg	—	550,000	700,000	1,000,000	—	—
	11/04/2008	—	—	—	200,000	1,934,000

John C. Rickel	—	247,500	315,000	450,000	—	—
	11/04/2008	—	—	—	60,000	574,200

Randy L. Callison(1)	—	220,000	280,000	400,000	—	—

Darryl M. Burman	—	117,975	150,150	214,500	—	—
	11/04/2008	—	—	—	35,000	334,950

J. Brooks O’Hara	—	87,516	111,384	159,120	—	—
	11/04/2008	—	—	—	25,000	239,250

(1)	Mr. Callison resigned as Senior Vice President, Operations and Corporate Development effective December 31, 2008.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for 2008.
     Employment, Incentive Compensation and Non-Compete Agreements
     Earl J. Hesterberg. On April 9, 2005, we entered into an employment agreement with Mr. Hesterberg, which we amended, effective as of November 8, 2007. Subject to the terms and conditions of the agreement, we agreed to employ Mr. Hesterberg through April 20, 2010. Mr. Hesterberg’s current annual base salary under the employment agreement is $1,000,000. The base salary could not be reduced during the first twelve months of the term of the agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers.
     In lieu of participation in our 2005 annual incentive compensation program, Mr. Hesterberg was entitled to a bonus of $1,000,000 on April 21, 2006 if he was then employed. Mr. Hesterberg’s bonus for the twelve months ending April 21, 2007 under our annual incentive compensation program was $510,000, of which $350,000 was payable following the end of our fiscal year ended December 31, 2006 and the remainder of which was payable following the end of our fiscal year ended December 31, 2007. Accordingly, $350,000 was paid in February 2007, and the remaining $160,000 was paid to Mr. Hesterberg in February 2008. All subsequent bonus awards will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all subsequent payments pursuant to this program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     Mr. Hesterberg is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Hesterberg has the use of two demonstrator vehicles of his choice.
     Under the employment agreement, effective April 21, 2005, we granted Mr. Hesterberg 70,000 shares of restricted stock in accordance with the terms and conditions of the company’s 2007 Long Term Incentive Plan. 20,000 shares of restricted stock from this grant were released on April 21, 2007. In November 2007, the Committee amended the vesting dates to prevent the vesting dates from coinciding with our mandatory blackout period from April 21 to May 15 for the years 2008 through 2010. On May 15, 2008, the forfeiture provisions on 10,000 shares of restricted stock lapsed.
     John C. Rickel. On June 2, 2006, we entered into an employment agreement with Mr. Rickel, as amended by that first amendment to the employment agreement, effective as of November 8, 2007. Subject to the terms and conditions of the agreement, we agreed to employ Mr. Rickel through December 31, 2008. Mr. Rickel’s annual base salary under the employment agreement was $375,000. The base salary could not be reduced during the first twelve months of the term of the agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers. Mr. Rickel’s employment agreement expired on December 31, 2008.
     Mr. Rickel’s annual incentive compensation will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all payments made pursuant to such program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     Mr. Rickel is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Rickel has the use of one demonstrator vehicle of his choice and a vehicle allowance totaling $1,250 per month.
     Simultaneous with the execution of the employment agreement, Mr. Rickel entered into an incentive compensation and non-compete agreement. Pursuant to this agreement, effective June 2, 2006, we granted Mr. Rickel 10,000 shares of restricted stock in accordance with the terms and conditions of the company’s 2007 Long Term Incentive Plan. On May 24, 2008, the forfeiture provisions on 4,000 shares of restricted stock lapsed.

     Effective January 1, 2009, we entered into a new employment agreement with Mr. Rickel. Subject to the terms and conditions of the agreement, we have agreed to employ Mr. Rickel through December 31, 2010. The employment agreement will automatically renew for successive one-year periods unless either party prior to the expiration of the term provides 60 days prior written notice of termination to the other party. The employment agreement provides for a payment of thirty months’ base salary payable in a single lump sum on the first day of the seventh month following Mr. Rickel’s separation under the corporate change provision. The agreement also eliminates a change in board composition as a corporate change event, and excise tax payments related to involuntary terminations. The other terms of the new employment agreement remain substantially similar to those of the expired employment agreement.
     Randy L. Callison. On December 31, 2006, we entered into an incentive compensation, confidentiality, non-disclosure and non-compete agreement with Mr. Callison, as amended by that first amendment to the incentive compensation, confidentiality, non-disclosure and non-compete agreement, effective as of November 8, 2007. Pursuant to the agreement, in consideration of Mr. Callison’s entering into certain restrictive covenants, we granted him 10,000 shares of restricted stock in accordance with the terms and conditions of the company’s 2007 Long Term Incentive Plan. On December 31, 2008, the effective date of Mr. Callison’s resignation, vesting of his restricted shares was accelerated and the forfeiture restrictions on the 6,000 shares lapsed.
     Darryl M. Burman. On December 1, 2006, we entered into an employment agreement with Mr. Burman, as amended by that first amendment to the employment agreement, effective as of November 8, 2007. Subject to the terms and conditions of the agreement, we have agreed to employ Mr. Burman through November 30, 2009. Mr. Burman’s employment agreement will automatically renew for successive one-year periods unless either party prior to the expiration of the term provides 30 days prior written notice of termination to the other party. Mr. Burman’s annual base salary under the employment agreement was $325,000. The base salary could not be reduced during the first twelve months of the term of the agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers.
     Under the employment agreement, Mr. Burman was entitled to a one-time sign-on bonus of $75,000, which was paid in 2007. Mr. Burman’s annual incentive compensation will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all payments made pursuant to such program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     Mr. Burman is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Burman is furnished a vehicle allowance totaling $941.66 per month.
     Simultaneous with the execution of the employment agreement, Mr. Burman entered into an incentive compensation and non-compete agreement. Pursuant to the agreement, effective December 1, 2006, we granted Mr. Burman 5,000 shares of restricted stock in accordance with the terms and conditions of the company’s 2007 Long Term Incentive Plan. On December 1, 2008, 2,000 shares of restricted stock from this grant were released.
     J. Brooks O’Hara. We have not entered into an employment, incentive compensation or non-compete agreement with Mr. O’Hara.

Salary and Cash Incentive Awards in Proportion to Total Compensation
     The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of salary and bonus.

		Percentage of Total
Named Executive Officer	Year	Compensation
Earl J. Hesterberg	2008	39%
	2007	56%
	2006	69%
John C. Rickel	2008	40%
	2007	44%
	2006	40%
Randy L. Callison(1)	2008	40%
	2007	44%
	2006	41%
Darryl M. Burman	2008	64%
	2007	69%
	2006	83%
J. Brooks O’Hara	2008	53%

(1)	Mr. Callison resigned as Senior Vice President, Operations and Corporate Development effective December 31, 2008.
Outstanding Equity Awards at Fiscal Year End
     The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for our Named Executive Officers.
Outstanding Equity Awards as of December 31, 2008

	Option Awards				Stock Awards
										Equity
										Incentive
										Plan
										Awards:
								Equity		Market or
								Incentive		Payout
								Plan Awards:		Value of
							Market	Number of		Unearned
	Number of	Number of			Number of		Value of	Unearned		Shares,
	Securities	Securities			Shares or		Shares or	Shares, Units		Units or
	Underlying	Underlying			Units of		Units of	or Other		Other
	Unexercised	Unexercised	Option	Option	Stock That		Stock That	Rights That		Rights
	Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not	Have Not		That Have
Name	Exercisable	Unexercisable	Price	Date	Vested		Vested	Vested		Not Vested
			($)		(#)		($)	(#)		($)
Earl J. Hesterberg	—	—	—	—	298,000	(2)	3,209,460	60,000	(3)	646,200
John C. Rickel	—	—	—	—	97,500	(4)	1,050,075	15,000	(5)	161,550
Randy L. Callison(1)	4,000	—	28.970	03/31/2009	—		—	15,000	(5)	161,550
	6,000	—	19.470	03/31/2009	—		—	—		—
	3,200	—	29.255	03/31/2009	—		—	—		—
Darryl M. Burman	—	—	—	—	53,000	(6)	570,810	—		—

	Option Awards					Stock Awards
Equity
Incentive
Plan
Awards:
									Equity	Market or
									Incentive	Payout
									Plan Awards:	Value of
								Market	Number of	Unearned
	Number of	Number of				Number of		Value of	Unearned	Shares,
	Securities	Securities				Shares or		Shares or	Shares, Units	Units or
	Underlying	Underlying				Units of		Units of	or Other	Other
	Unexercised	Unexercised		Option	Option	Stock That		Stock That	Rights That	Rights
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Have Not	Have Not	That Have
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested	Vested	Not Vested
				($)		(#)		($)	(#)	($)
J. Brooks O’Hara	1,500	—		19.470	11/13/2012	—		—	—	—
	1,600	800	(7)	29.255	11/16/2014	41,040	(8)	442,001	—	—

(1)	Mr. Callison resigned as Senior Vice President, Operations and Corporate Development effective December 31, 2008.

(2)	The forfeiture restrictions on unvested restricted stock awards will lapse as follows: (i) of the 70,000 restricted shares granted on 04/21/2005, 20,000 on 04/21/2007, 10,000 on each of 05/15/2008 and 05/15/2009 and 30,000 on 05/15/2010; (ii) of the 30,000 restricted shares granted on 11/16/2006, 12,000 on 11/16/2008 and 6,000 on each of 11/16/2009, 11/16/2010 and 11/16/2011; (iii) of the 30,000 restricted shares granted on 11/07/2007, 12,000 on 11/07/2009 and 6,000 on each of 11/07/2010, 11/07/2011 and 11/07/2012; (iv) of the 10,000 restricted shares granted on 11/07/2007, 10,000 on 11/07/2012; and (v) of the 200,000 restricted shares granted on 11/04/2008, 80,000 on 11/04/2010 and 40,000 on each of 11/04/2011, 11/04/2012 and 11/04/2013.

(3)	The forfeiture restrictions on unvested performance-based stock awards will lapse 25% on each of the first four anniversaries of the grant date or, to the extent performance criteria are not met in a given year, then awards may vest if cumulative performance is achieved at any time during the four-year performance period. Restrictions will lapse as follows: (i) 30,000 in 25% increments on each of 12/31/2007, 12/31/2008, 12/31/2009 and 12/31/2010; and (ii) 30,000 in 25% increments on each of 12/31/2008, 12/31/2009, 12/31/2010 and 12/31/2011. Performance-based measures include a gross margin target, same store revenue growth compared to certain compensation peer companies and a reduction in selling, general and administrative expenses.

(4)	The forfeiture restrictions on unvested restricted stock awards will lapse with respect to 40% on the second anniversary of the grant date and 20% per year for the next three years. Restrictions will lapse as follows: (i) of the 15,000 restricted shares granted on 02/20/2006, 6,000 on 02/20/2008 and 3,000 on each of 02/20/2009, 02/20/2010 and 02/20/2011; (ii) of the 10,000 restricted shares granted on 05/24/2006, 4,000 on 05/24/2008 and 2,000 on each of 05/24/2009, 05/24/2010 and 05/24/2011; (iii) of the 12,500 restricted shares granted on 11/15/2006, 5,000 on 11/15/2008 and 2,500 on each of 11/15/2009, 11/15/2010 and 11/15/2011; (iv) of the 15,000 restricted shares granted on 11/07/2007, 6,000 on 11/07/2009 and 3,000 on each of 11/07/2010, 11/07/2011 and 11/07/2012 and (v) of the 60,000 restricted shares granted on 11/04/2008, 24,000 on 11/04/2010 and 12,000 on each of 11/04/2011, 11/04/2012 and 11/04/2013.

(5)	The forfeiture restrictions on unvested performance-based stock awards will lapse 25% on each of 12/31/2008, 12/31/2009, 12/31/2010 and 12/31/2011 or, to the extent performance criteria are not met in a given year, then awards may vest if cumulative performance is achieved at any time during the four-year performance period. See footnote (3) for a description of the performance-based measures.

(6)	The forfeiture restrictions on unvested restricted stock awards will lapse with respect to 40% on the second anniversary of the grant date and 20% per year for the next three years. Restrictions will lapse as follows: (i) of the 5,000 restricted shares granted on 12/01/2006, 2,000 on 12/01/2008 and 1,000 on each of 12/01/2009, 12/01/2010 and 12/01/2011; (ii) of the 15,000 restricted shares granted on 11/07/2007, 6,000 on 11/07/2009 and 3,000 on each of 11/07/2010, 11/07/2011 and 11/07/2012; and (iii) of the 35,000 restricted shares granted on 11/04/2008, 14,000 on 11/04/2010 and 7,000 on each of 11/04/2011, 11/04/2012 and 11/04/2013.

(7)	These shares will fully vest on 11/16/2009.

(8)	The forfeiture restrictions on unvested restricted stock awards will lapse with respect to 40% on the second anniversary of the grant date and 20% per year for the next three years. Restrictions will lapse as follows (i) of the 2,600 restricted shares granted on 03/14/2005, 1,040 on 03/14/2007 and 520 on each of 03/14/2008, 03/14/2009 and 03/14/2010; (ii) of the 5,000 restricted shares granted on 11/16/2005, 2,000 on 11/16/2007 and 1,000 on each of 11/16/2008, 11/16/2009 and 11/16/2010; (iii) of the 5,000 restricted shares granted on 11/15/2006, 2,000 on 11/15/2008 and 1,000 on each of 11/15/2009, 11/15/2010 and 11/15/2011; (iv) of the 10,000 restricted shares granted on 11/07/2007, 4,000 on 11/07/2009 and 2,000 on each of 11/07/2010, 11/07/2011 and 11/07/2012; and (v) of the 25,000 restricted shares granted on 11/04/2008, 10,000 on 11/04/2010 and 5,000 on each of 11/04/2011, 11/04/2012 and 11/04/2013.
Option Exercises and Stock Vested
     The following table provides information relating to the vesting of restricted stock during 2008 on an aggregated basis for each of our Named Executive Officers. There were no stock option exercises during 2008.
Option Exercises and Stock Vested for the Year Ended December 31, 2008

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting
	(#)	($)
Earl J. Hesterberg	22,000	387,620
John C. Rickel	15,000	300,835
Randy L. Callison(1)	16,520	168,531
Darryl M. Burman	2,000	17,790
J. Brooks O’Hara	3,520	37,576

(1)	Mr. Callison resigned as Senior Vice President, Operations and Corporate Development effective December 31, 2008.
Nonqualified Deferred Compensation
     The following table sets forth our Named Executive Officers’ information regarding the Deferred Compensation Plan, including, with respect to each officer, (1) the aggregate contributions made by the officer, (2) the aggregate interest or other earnings accrued, (3) the aggregate value of withdrawals by and distributions to the officer and (4) the total balance of the officer’s account.
Nonqualified Deferred Compensation for the Year Ended December 31, 2008

	Executive	Aggregate	Employer Match
	Contributions in	Earnings in Last	Contributions in	Aggregate Balance
Name	Last FY(1)	FY	Last FY	at Last FYE(2)
Earl J. Hesterberg	110,000	92,342	—	1,202,339
John C. Rickel	166,620	44,476	—	458,437
Randy L. Callison(3)	65,700	42,317	—	549,747
Darryl M. Burman	19,500	1,312	—	20,812
J. Brooks O’Hara	30,151	28,797	—	375,354

(1)	Reflects the following amounts for each of the following Named Executive Officers that are reported as compensation to the officer in the Summary Compensation Table: Mr. Hesterberg — $30,000; Mr. Rickel — $135,000; Mr. Callison — $0; Mr. Burman — $0 and Mr. O’Hara — $13,260.

(2)	The following portions of the aggregate balance amounts for each of the following Named Executive Officers were reported as compensation to the officer in the Summary Compensation Table in previous years: Mr. Hesterberg — $80,000 for 2007 and $139,726 for 2006; Mr. Rickel - $109,537 for 2007 and $151,132 for 2006; Mr. Callison — $65,700 for 2007 and $80,000 for 2006; Mr. Burman — $19,500 for 2007 and $0 for 2006; and Mr. O’Hara — $0.

(3)	Mr. Callison resigned as Senior Vice President, Operations and Corporate Development effective December 31, 2008.
     Pursuant to the Deferred Compensation Plan, certain corporate officers, including Named Executive Officers, may defer up to 50% of their base salary and up to 100% of their incentive compensation and commissions. Deferral elections are to be made no later than the last day of the calendar year immediately preceding the calendar year in which such compensation is earned. At the plan administrative committee’s discretion, deferral elections with respect to certain performance-based compensation may be made not later than six months prior to the end of the performance period in which such compensation is earned. In addition, for each calendar year, we defer an amount on behalf of each executive equal to the amount of the employer match the executive forfeited under the 401(k) Savings Plan in order for the plan to comply with the nondiscrimination requirements of the Internal Revenue Code. We may also make discretionary credits to an officer’s account, which credits will be subject to a vesting schedule established by us at the time of such credit. If no vesting schedule is established, the officer will be vested in a percentage of the discretionary employer deferral equal to the officer’s vested interest in his “employer contribution account” under the 401(k) Savings Plan. If we undergo a corporate change, the officer will become fully vested in his account under the Deferred Compensation Plan.
     Benefits under the Deferred Compensation Plan will be paid no earlier than upon the executive’s termination of service, or, beginning January 1, 2007, upon a certain date elected by the officer. However, payments upon an executive’s termination of service may be delayed for six months to the extent necessary to comply with the requirements of section 409A of the Internal Revenue Code. Except in the event of unforeseeable financial emergencies, in-service withdrawals are not permitted in the Deferred Compensation Plan. An unforeseeable financial emergency shall allow a participant to access vested funds in his accounts upon the occurrence of: (1) a severe financial hardship of the participant that results from an illness or accident of the participant, or the participant’s beneficiary, spouse or dependent; (2) loss of the participant’s or the beneficiary’s property due to casualty; or (3) a similar extraordinary and unforeseeable circumstance as described in Section 409A of the Internal Revenue Code arising as a result of events beyond the participant’s control.
     Deferred amounts will be deemed to be invested in such fund as the participants shall designate. The table below shows the funds and investment options available under the Deferred Compensation Plan and the annual rate of return for each fund for the calendar year ended December 31, 2008, as reported by the plan’s administrative committee (the default investment is the Group 1 Guaranteed Crediting Rate investment option). Aside from the AIM Developing Markets Fund, the Ivy Global Natural Resources Fund, the AIM Real Estate Fund, and the Group 1 Guaranteed Crediting Rate, each of these funds is also available in our 401(k) Savings Plan. As previously noted, the rate for the Group 1 Guaranteed Crediting Rate was reduced from 10% to 3% on October 1, 2008.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
Merrill Lynch Retirement Reserves Money Fund	2.77%	Munder Midcap Core Growth Fund	(43.45)%
American Bond Fund of America	(11.99)%	Allianz NFJ Small Cap Value Fund	(26.18)%
Oakmark Equity & Income Fund	(16.18)%	Van Kampen Small Cap Growth Fund	(35.52)%
Van Kampen Growth & Income Fund	(31.97)%	ING International Value Fund	(38.61)%
BlackRock S&P 500 Index Fund	(37.20)%	MFS International Growth Fund	(40.10)%
Alger Capital Appreciation Institutional Portfolio	(43.89)%	AIM Developing Markets Fund	(52.58)%
American Growth Fund of America	(38.88)%	Ivy Global Natural Resources Fund	(61.22)%
Columbia Mid Cap Value Fund	(41.64)%	AIM Real Estate Fund	(36.13)%
		Group 1 Guaranteed Crediting Rate	3.00%
Potential Payments upon Termination or Change in Control
     The discussion below discloses the amount of compensation and/or other benefits due to each of our Named Executive Officers in the event of a termination of the officer’s employment upon death, Disability, with and without Cause, for certain Constructive Termination Events, and following a Corporate Change. The amounts shown were determined using the following assumptions:
•	The termination of each Named Executive Officer was effective on December 31, 2008; the amounts earned through such time are estimates of the amounts that would be paid out to the officers upon their termination on this date. The actual amounts to be paid out can only be determined at the time of the executive’s separation from us.

•	Amounts shown in the “Excise Tax Payment” line reflect the amount payable to the Named Executive Officer to offset any excise tax imposed under the Internal Revenue Code on payments received under the Corporate Change severance agreement and any other excise or regular income taxes imposed on the executive as a result of this initial excise tax reimbursement. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of calendar years 2003 through 2007. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is equal to or greater than three times the base amount, it is subject to an excise tax.

•	Please note that any amounts that have been included here for purposes of showing aggregate amounts received by the Named Executive Officers upon a separation from service with us may have been discussed or disclosed in other sections of this proxy statement, but such amounts shall only be paid to the Named Executive Officers once.

•	The closing price of our stock on December 31, 2008 was $10.77 per share.

•	The definitions below for the individual agreements we have entered into with our Named Executive Officers may not have the same meaning as when those same terms are used in our 2008 Incentive Compensation Plan, the 2007 Long Term Incentive Plan, the Deferred Compensation Plan, the 401(k) Savings Plan or the Employee Stock Purchase Plan.
     The employment agreements of Messrs. Hesterberg, Rickel and Burman, and the compensatory agreement of Mr. Callison, except where noted otherwise below, generally contain the following terms:
•	“Cause” shall mean any of the following: (1) conviction or plea of nolo contendere to a felony or a crime involving moral turpitude; (2) breach of any material provision of either an agreement with us or our Code of Conduct; (3) the use, for his own benefit, of any confidential or proprietary information of ours, or willfully divulging for his benefit such information; (4) fraud or misappropriation or theft of any of our funds or property; (5) willful refusal to perform his duties or (6) gross negligence; provided, however, that we, before terminating the executive under (2) or (5), must first give written notice to him of the nature of the alleged breach or refusal and must provide him with a minimum of fifteen days to correct the problem. Before terminating him for purported gross negligence we must give written notice that explains the alleged gross negligence in detail and must provide him with a minimum of 20 days to correct the problem, unless correction is inherently impossible.

•	“Corporate Change” shall mean the first to occur of any of the following events: (1) any person acquires 50% or more of our common stock or voting securities, other than (a) any acquisition directly from or resulting from an acquisition of our shares by us, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us, or (c) any acquisition by any entity pursuant to a transaction which complies with clauses (a) or (b); (2) during any period of 24 consecutive months, the members of our “Incumbent Board” cease to constitute at least a majority of the members of our board of directors; (3) the occurrence of a merger, reorganization, consolidation or disposition of all or substantially all of our assets, unless our stockholders prior to such transaction hold more than 50% of the equity and voting power of the resulting entity or entity holding such assets, no person (other than benefit plans of such entity) holds 50% or more of the equity or voting power of such entity and at least a majority of the board of directors of such entity were members of the Incumbent Board; or (4) our stockholders approve our complete liquidation or dissolution. “Incumbent Board” means the members of our board of directors immediately prior to the 24 month period and members of our board of directors whose nomination or selection as a director is approved by the then current members of our Incumbent Board.

•	“Constructive Termination Event” shall occur upon: (1) the failure by us to pay the executive’s compensation as provided in the applicable agreement, (2) relocation without his consent of his primary employment location of more than 50 miles; (3) failure by us to provide facilities or services suitable to his position and adequate for performance of his duties and responsibilities; or (4) a material diminution in the executive’s position, duties, responsibilities, reporting status, or authority, except that before exercising his right to terminate the employment relationship pursuant to any of the previous provisions, he must first give written notice to our Board of the circumstances purportedly giving rise to his right to terminate and must provide us with a minimum of fifteen days to correct the problem, unless correction is inherently impossible.

•	“Disability” shall mean the executive’s becoming incapacitated by accident, sickness or other circumstance that in the reasonable opinion of a qualified doctor approved by our Board, renders him mentally or physically incapable of performing the essential functions of the executive’s position, with or without reasonable accommodation, and that will continue, in the reasonable opinion of the doctor, for a period of no less than 180 days.

•	“Involuntary Termination” shall mean a termination by the executive due to a Constructive Termination Event by itself or in relation to a Corporate Change, or by us for any reason including without Cause, at the discretion of our Board.

•	“Voluntary Termination” shall mean a termination by the executive other than for a Constructive Termination Event.
     The employment agreements of Messrs. Hesterberg, Rickel and Burman contain the following provisions that could impact the amount of compensation that the executives receive at or following their separation from service from us:
•	The employment agreements contain a covenant that the executives will not sue or lodge any claim against us based upon an Involuntary Termination for any payments in addition to those described below. In the event that the executive breaches this covenant, we will be entitled to recover from that executive all sums we or any of our subsidiaries or affiliates have expended in relation to such action. We will also be entitled to offset any amounts expended in relation to defending such claim against any amounts owed to the executive prior to a final determination of the arbitration provisions provided for in the employment agreement.

•	The executives have agreed not to disclose, during or at any time after their employment with us, any of our confidential information or trade secrets. The executives will return all proprietary materials, and all copies thereof, to us upon a termination of employment for any reason, and all copyrighted works that the executive may have created during his employment relating to us or our business in any manner shall remain our property.
Earl J. Hesterberg
     Mr. Hesterberg’s employment agreement provides that for a period of two years following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. If Mr. Hesterberg violates this provision, he will also forfeit his rights to any restricted stock and stock options granted pursuant to his employment agreement, and we will have the right to refrain from making any further payments under that agreement, as well as to receive back from Mr. Hesterberg the full value of any payments which were previously made to him in regard to the restricted stock or stock options granted under the agreement.
     The following table shows the potential payments upon termination or Corporate Change for Mr. Hesterberg, our President and Chief Executive Officer:

					Voluntary
			Constructive		Termination and
	Involuntary		Termination and		Termination for
	Termination		Corporate Change		Cause	Death and Disability
Salary and Bonus	$1,333,333	(1)	$1,333,333	(2)	N/A (3)	$	N/A	(3)
Equity Compensation	3,855,660	(4)	3,855,660	(4)	N/A (3)		3,855,660	(4)
Excise Tax Payment	N/A	(5)	N/A	(6)	N/A (5)		N/A	(5)
Total	$5,188,993		$5,188,993		N/A		$3,855,660

(1)	Under his employment agreement, if Mr. Hesterberg is terminated as a result of an Involuntary Termination, he will be entitled to receive a lump sum payment on the first day of the seventh month following the termination in an amount of his base salary which, as of December 31, 2008, was $1,000,000, divided by 12, and multiplied by the lesser of 24 months or the remainder of the months in the term of the employment agreement, but he will not be entitled to any bonus for the calendar year in which his employment is terminated. Assuming a termination on December 31, 2008, Mr. Hesterberg would be entitled to a payment equal to 16 months of salary.

(2)	Under his employment agreement, if Mr. Hesterberg terminates his employment with us following a reduction in his base salary within six months after a Corporate Change, he will be entitled to a lump sum payment on the first day of the seventh month following the termination that would consist of his base salary which, as of December 31, 2008, was $1,000,000, for the lesser of 24 months or the remainder of the months in the term of the employment agreement. Assuming a termination on December 31, 2008, Mr. Hesterberg would be entitled to a payment equal to 16 months of salary. He will not be entitled to any bonus for the calendar year in which his employment is terminated.

(3)	Under his employment agreement, upon a voluntary termination or a termination for Cause, Mr. Hesterberg is only entitled to his pro-rata base salary through the date of the termination; Mr. Hesterberg would not be entitled to any bonus for that year.

(4)	Under his employment agreement, if Mr. Hesterberg’s employment with us is terminated as a result of an Involuntary Termination, death, or Disability, all restricted stock and stock options will become 100% vested and the exercise of those stock options will continue to be permitted as if his employment had continued for the full term of the employment agreement. As of December 31, 2008, Mr. Hesterberg held a total of 358,000 shares of unvested restricted stock and no unvested stock options under his employment agreement and all other of our compensation plans, which we also assume for purposes of this calculation to be subject to accelerated vesting. The amount in the table was calculated by multiplying $10.77 by 358,000 shares of restricted stock Mr. Hesterberg held on December 31, 2008, to equal $3,855,660. However, accelerated vesting under our equity incentive plans for a termination other than death or Disability is determined at the Board’s discretion; the amount shown could potentially be less upon Mr. Hesterberg’s actual termination.

(5)	Mr. Hesterberg is entitled to a tax gross-up only on payments made in connection with a Corporate Change.

(6)	Under his employment agreement, if any payment made by us to or for the benefit of Mr. Hesterberg would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we are required to pay Mr. Hesterberg an additional amount to cover any such taxes and any interest or penalties imposed with respect to such taxes. All excise tax payments are to be made to Mr. Hesterberg in a lump sum within the first 60 days of the calendar year in which he will file his federal income tax return for the payment or distribution giving rise to such excise tax payment, though we have determined that Mr. Hesterberg would not be entitled to this payment for the 2008 year.
John C. Rickel
     Along with his original employment agreement, Mr. Rickel also entered into an Incentive Compensation and Non-Compete Agreement with us, providing that for a period of two years following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. Any restricted stock granted to Mr. Rickel under this agreement will be forfeited in the event that Mr. Rickel violates this agreement.
     The following table shows the potential payments upon termination or Corporate Change for Mr. Rickel, our Senior Vice President and Chief Financial Officer, under his original employment agreement which expired on December 31, 2008:

					Voluntary
			Constructive		Termination and
	Involuntary		Termination and		Termination for	Death and
	Termination		Corporate Change		Cause	Disability
Salary and Bonus	$127,500	(1)	$540,000	(2)	N/A (3)	$90,000	(4)
Equity Compensation	1,211,625	(5)	1,211,625	(5)	N/A	1,211,625	(5)
Excise Tax Payment	N/A	(6)	545,433	(7)	N/A (6)	N/A	(6)
Total	$1,339,125		$2,297,058		N/A	$1,301,625

(1)	Under his employment agreement, if Mr. Rickel is terminated due to an Involuntary Termination, he will be entitled to receive a payment in an amount equal to: (a) his base salary, which, as of December 31, 2008, was $450,000, divided by 12, and multiplied by the lesser of 24 months or the remainder of the months in the term of the employment agreement, paid in a single lump sum payment on the first day of the seventh month following the termination of employment; and (b) a pro-rata bonus (based on his termination date, which as of December 31, 2008 would have been $90,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(2)	Under his employment agreement, if Mr. Rickel terminates his employment following an involuntary reduction of his salary or incentive compensation targets within six months after the occurrence of a Corporate Change, he will be entitled to a lump sum payment on the first day of the seventh month following his termination in the amount of: (a) his base salary, which, as of December 31, 2008, was $450,000, divided by 12, and multiplied by the lesser of 24 months or the remainder of the months in the term of the employment agreement, or (b) 12 months of base salary. Mr. Rickel will be entitled to a pro-rata bonus (based on his termination date, which as of December 31, 2008 would have been $90,000), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(3)	Under his employment agreement, if Mr. Rickel is terminated by us for Cause, or he terminates his employment with us for any reason (except as otherwise provided in the notes to this table), all compensation and benefits will cease and terminate as of the date of termination. Mr. Rickel shall be entitled to his pro rata salary through the date of such termination, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(4)	Under his employment agreement, upon his termination of employment as a result of death or Disability, Mr. Rickel will be entitled to his pro rata salary through the date of such termination and a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(5)	Under his employment agreement, if Mr. Rickel’s employment is terminated as described in note (1), note (2) or note (4), to this table, all restricted stock and stock options granted to Mr. Rickel will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his employment agreement. As of December 31, 2008, Mr. Rickel had a total of 112,500 unvested shares of restricted stock and no unvested stock options. The amount in the table was calculated by multiplying $10.77 by the 112,500 shares of restricted stock Mr. Rickel held on December 31, 2008 that we assume for purposes of this calculation would be subject to accelerated vesting, to equal $1,211,625. However, accelerated vesting under our equity incentive plans for a termination other than death or Disability is determined at the Board’s discretion, the amount shown could potentially be less upon Mr. Rickel’s actual termination.

(6)	Mr. Rickel is entitled to payment of the excise tax under Section 4999 of the Internal Revenue Code only on payments made in connection with a Corporate Change.

(7)	Under his employment agreement, if any payment made by us to or for the benefit of Mr. Rickel would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we are required to pay Mr. Rickel an additional amount equal to such excise tax. All excise tax payments are to be made to Mr. Rickel in a lump sum within the first 60 days of the calendar year in which he will file his federal income tax return for the payment or distribution giving rise to such excise tax payment.
Darryl M. Burman
     Along with his employment agreement, Mr. Burman has also entered into an Incentive Compensation and Non-Compete Agreement with us, which provides that for a period of one year following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. However, upon such termination, Mr. Burman shall not be prohibited from immediately engaging in the practice of law, independently or with a law firm, or from performing legal services on our behalf or any business competitive with any line of business conducted by us or any of our subsidiaries or affiliates (including, without limitation, any public or private auto retailer), regardless of termination for Cause, voluntary termination, Involuntary Termination, or expiration of his agreement.
     The following table shows the potential payments upon termination or Corporate Change for Mr. Burman, our Vice President, General Counsel & Corporate Secretary:

					Voluntary
			Constructive		Termination and
	Involuntary		Termination and		Termination for	Death and
	Termination		Corporate Change		Cause	Disability
Salary and Bonus	$370,608	(1)	$370,608	(2)	N/A (3)	$42,900	(4)
Equity Compensation	570,810	(5)	570,810	(5)	N/A	570,810	(5)
Excise Tax Payment	N/A	(6)	N/A	(7)	N/A (6)	N/A	(6)
Total	$941,418		$941,418		N/A	$613,710

(1)	Under his employment agreement, upon an Involuntary Termination, Mr. Burman will be entitled to receive: (a) his base salary, which, as of December 31, 2008, was $357,500, for the lesser of twelve months or the number of months remaining in the term of the employment agreement, in a single lump sum payment on the first day of the seventh month following his separation from service; and (b) a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred. At

December 31, 2008, Mr. Burman had eleven months left in his employment agreement, and this payment was calculated by taking 11/12 of his salary or $327,708, added to his pro-rata bonus of $42,900.

(2)	Under his employment agreement, if Mr. Burman terminates his employment with us following an involuntary reduction of his salary or incentive compensation targets within six months after the occurrence of a Corporate Change, he will be entitled to: (a) his base salary, which, as of December 31, 2008, was $357,500, for the lesser of twelve months or the remainder of the months in the term of the employment agreement, paid in a lump sum payment on the first day of the seventh month following his termination of service, and (b) a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(3)	Under his employment agreement, if Mr. Burman is terminated by us for Cause, or he terminates his employment with us for any reason (except as otherwise provided in the notes to this table), all compensation and benefits will cease and terminate as of the date of termination. Mr. Burman shall be entitled to his pro rata salary through the date of such termination, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(4)	Under his employment agreement, upon his termination of employment as a result of death or Disability, Mr. Burman will be entitled to his pro rata salary through the date of such termination and a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(5)	Under his employment agreement, if Mr. Burman’s employment is terminated as described in note (1), note (2) or note (4) to this table, all restricted stock and stock options granted to Mr. Burman will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his employment agreement. As of December 31, 2008, Mr. Burman had a total of 53,000 unvested shares of restricted stock and no unvested stock options. The amount in the table was calculated by multiplying $10.77 by the 53,000 shares of restricted stock Mr. Burman held on December 31, 2008 that we have assumed for purposes of this calculation would be subject to accelerated vesting, to equal $570,810. However, accelerated vesting under our equity incentive plans for a termination other than death or Disability is determined at the Board’s discretion; the amount shown could potentially be less upon Mr. Burman’s actual termination.

(6)	Mr. Burman is entitled to payment of the excise tax under Section 4999 of the Internal Revenue Code only on payments made in connection with a Corporate Change.

(7)	Under his employment agreement, if any payment made by us to or for the benefit of Mr. Burman would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we are required to pay Mr. Burman an additional amount equal to such excise tax. All excise tax payments are to be made to Mr. Burman in a lump sum within the first 60 days of the calendar year in which he will file his federal income tax return for the payment or distribution giving rise to such excise tax payment, though we have determined that Mr. Burman would not be entitled to this payment for the 2008 year.
Randy L. Callison
     We entered into an Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement with Mr. Callison, which contains similar severance provisions to those found in the employment agreements of our other Named Executive Officers discussed above. Mr. Callison elected to resign all positions with Group 1 effective December 31, 2008. His resignation triggered activation of his incentive compensation, confidentiality, non-disclosure and non-compete agreement that was signed by him on December 31, 2006. This agreement provides for certain severance benefits as consideration for his acceptance of the terms of this agreement. Mr. Callison’s agreement provides that for a period of two years following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. If Mr. Callison violates this provision of the agreement, he also will forfeit his rights to any restricted stock and stock options granted pursuant to that agreement, and we will have the right to refrain from making any further payments under the agreement, as well as to receive back from Mr. Callison the full value of any payments which were previously made to him in regard to the restricted stock or stock options granted under the agreement. For consideration, Mr. Callison is to receive a payment of $400,000, to be paid six months following his retirement. Mr. Callison also received the immediate release of all unreleased restricted shares associated with an award of 10,000 restricted shares that were awarded in conjunction with his execution of the agreement in 2006. As of December 31, 2008, 6,000 shares that had not been previously released through time vesting were released upon his retirement. Mr. Callison also remains eligible to receive any annual incentive compensation payments and performance-based restricted shares that he would have earned through December 31, 2008.

     The following shows the payments to be made to Mr. Callison, our former Senior Vice President, Operations & Corporate Development as a result of his departure, other than potential annual compensation payments or performance-based restricted shares:

Salary and Bonus	$480,000	(1)
Equity Compensation	64,620	(2)
Performance Shares	34,925	(3)
Total	$579,545

(1)	Under his incentive compensation, confidentiality, non-disclosure and non-compete agreement, upon Termination, Mr. Callison will be entitled to receive: (a) $400,000, payable in a lump sum payment on the first day of the seventh month following the date of termination, provided that Mr. Callison first executes and delivers a general release to us within ninety days of the termination; and (b) a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the earlier of (1) the first day of the seventh month following Mr. Callison’s separation from service with us, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(2)	Under his incentive compensation, confidentiality, non-disclosure and non-compete agreement, upon Mr. Callison’s termination as described in note (1) to this table all restricted stock and stock options granted to Mr. Callison under his incentive compensation, confidentiality, non-disclosure and non-compete agreement will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his agreement. As of December 31, 2008, Mr. Callison had a total of 6,000 unvested shares of restricted stock, valued at $64,620. This amount was calculated by multiplying 6,000 of the accelerated restricted stock by $10.77.

(3)	Under Mr. Callison’s performance-based restricted stock agreement, 2,500 shares vested based on targets for 2008 achieved of same store revenue growth and gross margin.
REPORT OF THE COMPENSATION COMMITTEE
     During the last fiscal year, and this year in preparation for the filing of this proxy statement with the SEC, the Committee:
•	reviewed and discussed the disclosure set forth under the heading “Compensation Discussion and Analysis” with management; and
•	based on the reviews and discussions referred to above, recommended to the Board of Directors that the disclosure set forth under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Group 1 Automotive, Inc.’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008.
     Respectfully submitted by the Compensation Committee of the Board of Directors,
Max P. Watson, Jr. (Chairman)
John L. Adams
Louis E. Lataif
Beryl Raff
J. Terry Strange

DIRECTOR COMPENSATION
Non-Employee Director Compensation
     The following table sets forth a summary of the compensation we paid to our non-employee directors. Directors who are our full-time employees receive no compensation for serving as directors. The only current employee serving as a director is Earl J. Hesterberg, our President and Chief Executive Officer.
Non-Employee Director Compensation for the Year Ended December 31, 2008

			Change in Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or Paid in		Compensation	All Other
Name	Cash	Stock Awards(1)	Earnings(2)	Compensation(3)	Total
John L. Adams	$193,500	$69,977	$33,324	$17,734	$314,535
Louis E. Lataif	$95,000	$69,977	$18,545	$17,600	$201,122
Stephen D. Quinn	$84,000	$69,977	$20,666	$17,600	$192,243
Beryl Raff	$67,500	$69,977	666	$16,082	$154,225
J. Terry Strange	$110,000	$69,977	—	$17,600	$197,577
Max P. Watson, Jr.	$82,000	$69,977	—	$17,600	$169,577

(1)	The amounts included in the “Stock Awards” column include the dollar amount of compensation expense we recognized for the fiscal year ended December 31, 2008 in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2008 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of aggregate stock awards of 17,874 in 2008.

(2)	Amounts reflect above-market or preferential earnings on the Deferred Compensation Plan.

(3)	Reflects the maximum cost associated with the personal use of one company vehicle or the economic equivalent.
     As of December 31, 2008, the aggregate number of unexercised option awards was as follows: Mr. Adams — 0; Mr. Lataif — 0; Mr. Quinn — 10,000; Ms. Raff — 0; Mr. Strange — 10,000; and Mr. Watson — 16,000. These options are all fully vested. We recognized no compensation expense during the fiscal year ended December 31, 2008 for option awards to our non-employee directors.
Retainers and Fees
     Each non-employee director received the following compensation during 2008:
•	an annual retainer of (1) $35,000 in cash and (2) restricted stock or restricted stock units valued at approximately $70,000 at the time of the grant pursuant to the 2007 Long Term Incentive Plan;

•	an additional cash retainer of $25,000 for the chair of the Audit Committee, $10,000 for the chair of the Compensation Committee and $7,500 for the chairs of the Nominating/Governance Committee and the Finance/Risk Management Committee;

•	a meeting fee of $2,500 for each Board and Audit Committee meeting attended and $1,500 for each Compensation Committee, Nominating/Governance Committee, Finance/Risk Management Committee and Special Committee meeting attended; and

•	the use of one vehicle, or the economic equivalent.

     The non-executive chairman of our Board of Directors, Mr. Adams, receives an additional annual retainer of $100,000 in cash.
     All cash retainer amounts are paid quarterly and all meeting fees are payable on the date of the meeting. The equity portion of the annual retainer is paid annually. Abbreviated meetings, as determined at the discretion of the chair, result in the payment of one-half of the regular fees for the meeting.
     Effective February 1, 2009, the Board of Directors unanimously voted to reduce by 10% the cash component (excluding vehicle allowances) of their compensation, which includes cash retainers, committee retainers and meeting fees. The compensation reductions will support the company-wide cost reduction measures instituted by the company. Each board member was given the option of receiving their 2009 cash retainers in equity or cash. If they had previously selected to defer cash payments in the Group 1 Automotive Deferred Compensation Plan and selected to be paid in equity, then they were required to take restricted stock units. Messrs. Adams, Quinn and Watson elected equity and Ms. Raff and Messrs. Lataif and Strange selected to be paid in cash.
Equity-Based Compensation
     The equity portion of our non-employee directors’ 2008 annual retainer was approved in November 2007 and consisted of a grant of approximately $70,000 of restricted stock or restricted stock units. The grant was to be effective January 2, 2008 and the number of units was to be determined based on the closing market price of our common stock on that date. Accordingly, each non-employee director received 2,979 shares of restricted stock in payment of the equity portion of the 2008 annual retainer.
     An increase in the equity portion of our non-employee directors’ 2009 annual retainer was approved in November 2008 and consisted of a grant of approximately$95,000 of restricted stock or restricted stock units. The equity portion of the retainer was increased after a review of the compensation analysis indicated that the equity component of our non-employee directors’ compensation was not in line with that of directors at our peer group companies. The grant was to be effective January 2, 2009 and the number of units was to be determined based on the closing market price of our common stock on that date. Accordingly, each non-employee director received 8,751 shares of restricted stock in payment of the equity portion of the 2009 annual retainer.
     The restricted stock or restricted stock units vest fully after six months. Any unvested restricted stock and any restricted stock units may not be sold or otherwise transferred. In the event that a director’s membership on our Board of Directors is terminated for any reason other than retirement, death or disability, the director, for no consideration, forfeits to us all of his unvested shares of restricted stock or restricted stock units. All unvested restricted stock or restricted stock units held by a director vest upon the death or disability of the director. The vested restricted stock units held by a director are settled in shares of our common stock upon the termination of the director’s membership on our Board of Directors.
Nonqualified Deferred Compensation
     Messrs. Adams, Lataif and Quinn and Ms. Raff have elected to participate in the Deferred Compensation Plan. The plan provides those directors who elect to participate an opportunity to accumulate additional savings for retirement on a tax-deferred basis. We have complete discretion over how the deferred funds are utilized and they represent our unsecured obligation to the participants. During the fiscal year ended December 31, 2008, our directors elected to participate in the declared interest rate investment option, deferring all of their retainer and attendance fees. Effective October 1, 2009, the 10% declared investment rate was lowered to 3% as a cost reduction measure.

AUDIT MATTERS
Report of the Audit Committee
     The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Group 1’s financial reports. The Audit Committee manages our relationship with its independent registered public accounting firm, which is ultimately accountable to the Audit Committee. The Board of Directors, upon the recommendation of its Nominating/Governance Committee, has determined that each member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2002, the Audit Committee Charter and the Group 1 Automotive, Inc. Corporate Governance Guidelines.
     The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Charter on an annual basis. The Board of Directors approved the Audit Committee Charter at a regularly scheduled meeting in March 2009. The Audit Committee Charter is posted on our website, www.group1auto.com, and you may obtain a printed copy of the Audit Committee Charter by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
     The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2008. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
     Ernst & Young LLP submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with Ernst & Young LLP such firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to our company by Ernst & Young LLP is compatible with maintaining their independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report, as amended, on Form 10-K for the year ended December 31, 2008, for filing with the SEC.
     Respectfully submitted by the Audit Committee of the Board of Directors of Group 1,
J. Terry Strange (Chairman)
John L. Adams
Louis E. Lataif
Stephen D. Quinn

Audit and Other Fees
     Set forth below is a summary of certain fees paid to Ernst & Young LLP, which has served as our independent registered public accounting firm since 2002, for services related to the fiscal years ended December 31, 2007 and December 31, 2008. In determining the independence of Ernst & Young LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

	2007	2008
Audit Fees	$1,658,000	$1,125,000
Audit Related Fees	9,675	—
Tax Fees	54,600	89,391
All Other Fees	246,801	—

Total	$1,969,076	$1,214,391
     Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements, as well as specific procedures performed by Ernst & Young LLP in connection with their review of our internal control structure in accordance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002. Other procedures included consultations relating to the audit or quarterly reviews, and services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities. Also included in audit fees are amounts incurred for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm, consisting primarily of consultation related to management’s response to an SEC comment letter. Audit fees exclude reimbursed expenses of $46,572 and $146,119 for 2008 and 2007, respectively, to Ernst & Young LLP in conjunction with their services.
     Audit Related Fees. There were no audit related fees incurred during 2008. Audit related fees in 2007 consisted of amounts incurred for the filing of our Registration Statement on Form S-8 (Registration No. 333-145034).
     Tax Fees. Tax fees consisted of amounts incurred for tax compliance and tax consultation services provided. Tax fees in 2008 consisted of tax preparation and compliance services in the amount of $57,000 and tax planning consultation in the amount of $32,391. Tax fees in 2007 consisted of tax preparation and compliance services in the amount of $54,600.
     All Other Fees. There were no other fees incurred during 2008. Other fees in 2007 consisted of amounts incurred for consultation and advisory services related to due diligence procedures in connection with our acquisition of the United Kingdom operations.
     The Audit Committee considers whether the provision of these services is compatible with maintaining Ernst & Young LLP’s independence, and has determined such services for fiscal 2007 and 2008 were compatible. All of the services described above were pre-approved by the Audit Committee pursuant to paragraph (c)(7)(ii)(C) of Rule 2-01 of Regulation S-X under the Exchange Act, to the extent that rule was applicable during fiscal 2007 and 2008.
     In November 2003, the Audit Committee adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with this policy, the Audit Committee has given its annual approval for the provision of audit services by Ernst & Young LLP through May 31, 2009 and has also given its approval for up to a year in advance for the provision by Ernst & Young LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. Any proposed services to be provided by the independent registered public accounting firm not covered by one of these approvals, including proposed services exceeding pre-approved budget levels, requires special pre-approval by the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.
     Ernst & Young LLP does not provide any internal audit services to us. We used a separate firm, Dixon Hughes PLLC, for internal audit services during 2007 and 2008.

OTHER MATTERS
     As of the date of filing this proxy statement, our Board of Directors is not aware of any other business or nominee to be presented or voted upon at the annual meeting. If any other business or nominee is properly presented, the proxies solicited by our Board of Directors will provide the proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the proxy holders in accordance with the specification.
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
     Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2010 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 12, 2009. No stockholder proposal was received for inclusion in this proxy statement.
     In addition to the requirements of Rule 14a-8, and as more specifically provided for in our Amended and Restated Bylaws, in order for a nomination of persons for election to our Board of Directors or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who complies with the notice procedures set forth in our Amended and Restated Bylaws. A stockholder making a nomination for election to our Board of Directors or a proposal of business for the 2010 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary at least 70 days but not more than 90 days prior to the anniversary date of the 2009 Annual Meeting of Stockholders. In other words, for a stockholder nomination for election to our Board of Directors or a proposal of business to be considered at the 2010 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no earlier than February 20, 2010 and no later than March 12, 2010.
     Under Rule 14a-4(c) of the Securities Exchange Act, our Board of Directors may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2010 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board of Directors intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 20, 2010, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 20, 2010, and the matter nonetheless is permitted to be presented at the 2010 Annual Meeting of Stockholders, our Board of Directors may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the 2010 annual meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.
     If we increase the number of directors to be elected at an annual meeting, we must make a public announcement naming all of the nominees for director and specifying the size of the increased Board of Directors at least 80 days prior to the first anniversary of the preceding year’s annual meeting. However, if we fail to make such an announcement, a stockholder’s notice regarding the nominees for the new positions created by the increase will be considered timely if it is delivered to our Corporate Secretary not later than the close of business on the 10th day following the day on which the public announcement is first made.
     For each individual that a stockholder proposes to nominate as a director, the stockholder’s written notice to our Corporate Secretary must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in our proxy statement as a nominee and to serving as a director if nominated and elected. From time to time, the Nominating/Governance Committee may request additional information from the nominee or the stockholder. For any other business that a stockholder desires to bring before an annual meeting, the stockholder notice must provide a brief description of such business, the reasons for conducting the business and any material interest in the business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. Finally, if a stockholder provides notice for either event described above, the notice must also include the following information in addition to any other information required by Rule 14a-8:
•	the name and address of the stockholder as it appears on our books;

•	the name and address of the beneficial owner, if any, as it appears on our books; and

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.
2008 ANNUAL REPORT
     A copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

APPENDIX A
NINTH AMENDMENT TO
GROUP 1 AUTOMOTIVE, INC.
1998 EMPLOYEE STOCK PURCHASE PLAN
     WHEREAS, GROUP 1 AUTOMOTIVE, INC. (the “Company”) has heretofore adopted the GROUP 1 AUTOMOTIVE, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN (the “Plan”); and
     WHEREAS, the Company desires to amend the Plan in certain respects (the “Ninth Amendment”);
     NOW, THEREFORE, the Plan shall be amended as follows:
     1. The first sentence of paragraph 6 of the Plan shall be deleted and replaced with the following:
“Subject to the provisions of paragraph 13, the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed 3,500,000 shares of the authorized stock, which shares may be unissued shares or reacquired shares, including shares bought on the market or otherwise for purposes of the Plan.”
     2. This Ninth Amendment to the Plan shall be effective as of March 13, 2009, provided that this Ninth Amendment to the Plan is approved by the stockholders of the Company at the 2009 annual meeting of the Company’s stockholders. No more than 2,500,000 shares of stock (the number of shares currently subject to the Plan) shall be issued or delivered under the Plan prior to such stockholder approval. If the stockholders fail to approve this Ninth Amendment to the Plan as provided above, then the Company shall promptly refund to each participant the amount of such participant’s payroll deductions under the Plan that may not be used to purchase in excess of the 2,500,000 shares currently subject to the Plan.
     3. As amended hereby, the Plan is specifically ratified and reaffirmed.

GROUP 1 AUTOMOTIVE, INC.
800 GESSNER
SUITE 500
HOUSTON, TX 77024
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Group 1 Automotive, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Group 1 Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GRPON1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GROUP 1 AUTOMOTIVE, INC.		For	Withhold	For All
		All	All	Except
The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3.
1.	Election of Directors Nominees:	☐	☐	☐
01) Earl J. Hesterberg
02) Beryl Raff
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

2.	Amendment to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan to increase the number of shares available for issuance under the plan from 2,500,000 to 3,500,000.	☐	☐	☐

3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.	☐	☐	☐

In their discretion, such attorney-in-fact and proxies are authorized to vote upon such other business as properly may come before the meeting.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
 The Notice and Proxy Statement, Annual Report and CEO Letter are available at www.proxyvote.com.

ê    FOLD AND DETACH HERE    ê

GRPON2

GROUP 1 AUTOMOTIVE, INC.
800 Gessner, Suite 500
Houston, Texas 77024
ANNUAL MEETING OF STOCKHOLDERS — MAY 21, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GROUP 1 AUTOMOTIVE, INC.

P R O X Y
The undersigned stockholder(s) of Group 1 Automotive, Inc., a Delaware corporation (the “Company”), hereby appoint(s) Earl J. Hesterberg and John C. Rickel, and each of them, attorney-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056, at 10:00 A.M. central time, on Thursday, May 21, 2009, and at any adjournment or postponement thereof.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR Items 1, 2 and 3, and as the proxies deem appropriate on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(CONTINUED ON REVERSE SIDE)